[Execution Version]

CREDIT AGREEMENT
Dated as of October 30, 2015
among
CDI CORP., et al.
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,
and
The Other Lenders Party Hereto

BANK OF AMERICA, N.A. and BANK OF MONTREAL,
as
Joint Lead Arrangers and Joint Bookrunners

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4.01	Conditions of Initial Credit Extension.	103
4.02	Conditions to all Credit Extensions.	105
Article V. REPRESENTATIONS AND WARRANTIES		106
5.01	Existence, Qualification and Power.	106
5.02	Authorization; No Contravention.	107
5.03	Governmental Authorization; Other Consents.	107
5.04	Binding Effect.	107
5.05	Financial Statements; No Material Adverse Effect.	107
5.06	Litigation.	108
5.07	No Default.	108
5.08	Ownership of Property; Liens.	108
5.09	Environmental Compliance.	109
5.10	Insurance.	109
5.11	Taxes.	109
5.12	Pension Plans.	109
5.13	Subsidiaries; Equity Interests.	110
5.14	Margin Regulations; Investment Company Act.	110
5.15	Disclosure.	110
5.16	Compliance with Laws.	111
5.17	Taxpayer Identification Number; Other Identifying Information.	111
5.18	Intellectual Property; Licenses, Etc.	111
5.19	PATRIOT Act, OFAC and FCPA.	111
5.20	Representations as to Foreign Obligors.	112
5.21	Security Documents	113
5.22	Eligible Accounts	114
5.23	Solvency	115
5.24	Labor Matters	115
Article VI. AFFIRMATIVE COVENANTS		116
6.01	Financial Statements.	116
6.02	Certificates; Other Information.	117
6.03	Notices.	119
6.04	Payment of Obligations.	120
6.05	Preservation of Existence, Etc.	120
6.06	Maintenance of Properties.	120
6.07	Maintenance of Insurance.	121
6.08	Compliance with Laws.	121
6.09	Books and Records.	121
6.10	Inspection Rights; Field Examinations.	121
6.11	Use of Proceeds.	122
6.12	Approvals and Authorizations.	122
6.13	Additional Subsidiary Guarantors.	122
6.14	Maintenance of Deposit Accounts.	123
6.15	Security Interests; Further Assurances	124

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6.16	Change in Business	124
6.17	Changes in Fiscal Periods	124
6.18	U.K. Pensions	124
6.19	Centre of Main Interests	125
Article VII. NEGATIVE COVENANTS		125
7.01	Liens.	125
7.02	Investments.	127
7.03	Indebtedness.	129
7.04	Fundamental Changes.	130
7.05	Dispositions.	131
7.06	Restricted Payments.	132
7.07	Change in Nature of Business.	133
7.08	Transactions with Affiliates.	133
7.09	Burdensome Agreements.	134
7.10	Use of Proceeds.	134
7.11	Financial Covenants.	134
7.12	Sanctions.	135
7.13	Canadian Pension Plans.	135
7.14	Collateral in Canada.	135
Article VIII. EVENTS OF DEFAULT AND REMEDIES		136
8.01	Events of Default.	136
8.02	Remedies Upon Event of Default.	138
8.03	Application of Funds.	138
Article IX. ADMINISTRATIVE AGENT		144
9.01	Appointment and Authority.	144
9.02	Rights as a Lender.	145
9.03	Exculpatory Provisions.	145
9.04	Reliance by the Administrative Agent.	146
9.05	Delegation of Duties.	146
9.06	Resignation of the Administrative Agent.	146
9.07	Non-Reliance on the Administrative Agent and Other Lenders.	148
9.08	No Other Duties, Etc.	148
9.09	Administrative Agent May File Proofs of Claim.	148
9.10	Guaranty Matters.	149
9.11	Appointment of Administrative Agent as Security Trustee for U.K. Security Documents.	149
9.12	Certain Canadian Matters.	152
Article X. MISCELLANEOUS		153
10.01	Amendments, Etc.	153
10.02	Notices; Effectiveness; Electronic Communication.	154
10.03	No Waiver; Cumulative Remedies; Enforcement.	156
10.04	Expenses; Indemnity; Damage Waiver.	157
10.05	Payments Set Aside.	159

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10.06	Successors and Assigns.	159
10.07	Treatment of Certain Information; Confidentiality.	164
10.08	Right of Setoff.	165
10.09	Interest Rate Limitation.	166
10.10	Counterparts; Integration; Effectiveness.	166
10.11	Survival of Representations and Warranties.	166
10.12	Severability.	166
10.13	Replacement of Lenders.	167
10.14	Governing Law; Jurisdiction; Etc.	167
10.15	Waiver of Jury Trial.	168
10.16	No Advisory or Fiduciary Responsibility.	169
10.17	Electronic Execution of Assignments and Certain Other Documents.	169
10.18	USA PATRIOT Act and U.K. “Know your customer” checks.	170
10.19	Time of the Essence.	171
10.22	Judgment Currency.	171
10.23	Collection Allocation Mechanism.	172
SIGNATURES		S-1
SCHEDULES
1.01-1	Existing Significant Shareholders
1.01-2	Immaterial Subsidiaries
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.12(c)	Canadian Pension Plans
5.13	Subsidiaries; Other Equity Investments
5.24	Collective Bargaining Agreements
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
	Forms of:
A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Note
C-2	Swing Line Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Subsidiary Guaranty
G	Designated Borrower Request and Assumption Agreement
H	Designated Borrower Notice
I	Opinion Matters
J	U.S. Tax Compliance Certificates
K	Letters of Credit Reports

v
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L	Borrowing Base Certificate with Supporting Schedules

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CREDIT AGREEMENT
This CREDIT AGREEMENT (as further hereinafter defined, the “Agreement”) is entered into as of October 30, 2015, among CDI CORP., a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company” or the “Lead Borrower”), CDI CORPORATION, a corporation organized under the laws of the Commonwealth of Pennsylvania (the “U.S. Subsidiary”), CDI ANDERSELITE LIMITED, a company incorporated in England with company number 00874026 (the “U.K. Subsidiary”), CDI PROFESSIONAL SERVICES, LTD., a company organized under the laws of the Province of Ontario, Canada (the “Canadian Subsidiary”), the other Borrowers hereunder, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
The Borrowers have requested that the Administrative Agent and the Lenders provide a revolving credit facility to the Borrowers to finance their collective business enterprise, and the Administrative Agent and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I.
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Account” shall mean “accounts” as defined in the UCC (or with respect to a Canadian Borrower, as defined in the PPSA) and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. Notwithstanding the foregoing, “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter of credit rights or letters of credit.
“Account Debtor” shall mean any Person obligated on an Account.
“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a controlling equity interest or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person (such Person or division, line of business or other business unit of such Person shall be referred to herein as the “Target”).
“Administrative Agent” means Bank of America, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article IX. The Administrative Agent may from time to time designate one or more of its Affiliates or branches to perform the functions of the Administrative Agent in connection with Loans denominated

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in any Alternative Currency other than Dollars, in which case references herein to the “Administrative Agent” shall, in connection with Loans denominated in any such Alternative Currency, mean any Affiliate or branch so designated.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E‑2 or any other form approved by the Administrative Agent.
“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Availability” means the sum of (a) Availability under the U.S. Facility, plus (b) Availability under the U.K. Facility, plus (c) Availability under the Canadian Facility.
“Aggregate Average Availability” for any given period, means the sum of (a) Average Availability under the U.S. Facility, plus (b) Average Availability under the U.K. Facility, plus (c) Average Availability under the Canadian Facility for such period.
“Aggregate Borrowing Base” means an amount equal to the sum of (a) the U.S. Borrowing Base, plus (b) the Canadian Borrowing Base, plus (c) the U.K. Borrowing Base; provided, that, the portion of the Borrowing Base consisting of 80% of the Value of Eligible Unbilled Accounts of the Borrowers shall be limited to, and shall not exceed, 30% of the sum of (x) 85% of the Value of Eligible Accounts of the Borrowers, plus (y) 80% of the Value of the Eligible Unbilled Accounts of the Borrowers.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Aggregate Commitment Amount” means the sum of (a) the U.S. Commitment Amount, plus (b) the Canadian Commitment Amount, plus (c) the U.K. Commitment Amount.
“Agreement” means this Credit Agreement, as may be amended, restated, renewed, extended or otherwise modified from time to time.
“Alternative Currency” means each of Euro, Sterling and Canadian Dollars or any other currency (other than Dollars) that is approved in accordance with Section 1.06.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate for the purchase of such Alternative Currency with Dollars.
“Applicable Account” means, with respect to any payment to be made to the Administrative Agent, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.
“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.20(a).

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“Applicable Margin” means the following percentages per annum, based upon the Aggregate Average Availability for the last calendar quarter then ended as set forth in the most recent Borrowing Base Certificate received by the Administrative Agent pursuant to Section 6.01(e):

	Aggregate Average Availability of the Aggregate Commitments	U.S. Base Rate; Canadian Prime Rate; and Canadian Base Rate Loans	U.K. Base Rate Loans	Eurocurrency Rate and BA Equivalent Loans
Level I	Greater than 66 2/3%	25 bps	125 bps	125 bps
Level II	Less than or equal to 66 2/3% but greater than 33 1/3%	50 bps	150 bps	150 bps
Level III	Less than or equal to 33 1/3%	75 bps	175 bps	175 bps

The Applicable Margin shall be subject to increase or decrease on the first day of the calendar month following the end of each calendar quarter based on Aggregate Average Availability as determined by the Administrative Agent’s system of record, and each such increase or decrease in the Applicable Margin shall be effective on the first day of the month occurring immediately after the last day of the calendar quarter most recently ended.  If the Borrowers fail to deliver any Borrowing Base Certificate on or before the date required for delivery thereof, then, at the option of the Required Lenders, the Applicable Margin shall be determined as if Level III were applicable, from the first day of the calendar month following the date such Borrowing Base Certificate was required to be delivered until the date of delivery of such Borrowing Base Certificate. Notwithstanding the foregoing, from the Closing Date through and including the date that is one hundred eighty (180) days after the Closing Date, the Applicable Margin shall be determined as if Level II were applicable. Thereafter, the Applicable Margin shall be determined based upon the Borrowing Base Certificate delivered pursuant to Section 6.01(e);
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.10(d).
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment in respect of all of the Facilities or each of the Facilities, as applicable, at such time, subject to adjustment as provided in Sections 2.17 and 2.18 If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicant Borrower” has the meaning specified in Section 2.14.

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“Application Event” means the occurrence of (a) a failure by any Borrower to repay all of the Obligations in full on the Maturity Date, (b) an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code or any other Debtor Relief Law or (c) an Event of Default and the election by the Administrative Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 8.03 of this Agreement.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate or branch of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
“Availability” with respect to a Borrower, means the Borrowing Base applicable to such Borrower minus the Total Outstandings under such Borrower’s Facility.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Availability Reserve” means, (a) with respect to the U.S. Facility, the U.S. Availability Reserve, (b) with respect to the U.K. Facility, the U.K. Availability Reserve and (c) with respect to the Canadian Facility, the Canadian Availability Reserve.
“Average Availability” with respect to a Borrower’s Facility, for any period of determination, means the average daily Availability under such Facility during such period of determination.
“BA Equivalent Committed Loan” means a Committed Loan that is a BA Equivalent Loan.
“BA Equivalent Loan” means a Loan that bears interest based on the BA Equivalent Rate. All BA Equivalent Loans shall be denominated in Canadian Dollars.
“BA Equivalent Rate” the rate of interest per annum equal to the average rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed BA Equivalent Loan displayed and identified as such on the display referred to as the “CDOR Page” (or

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any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day); provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the average of the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Toronto time on such day at which two or more Canadian chartered banks listed on Schedule 1 of the Bank Act (Canada) as selected by the Administrative Agent are then offering to purchase Canadian Dollar bankers’ acceptances accepted by them having such specified term (or a term as closely as possible comparable to such specified term); provided, further, that if the rate determined pursuant to this definition is a negative number, then the “BA Equivalent Rate” shall be deemed to be zero.
“Bank of America” means Bank of America, N.A. and its successors; provided that (a) in its capacity as Lender, L/C Issuer and Swing Line Lender under the Canadian Facilty, “Bank of America” means Bank of America, N.A. (acting through its Canada branch) and (b) in its capacity as Lender, L/C Issuer and Swing Line Lender under the U.K. Facility, “Bank of America” means Bank of America, N.A. acting through its U.K. branch.
“Bank of Canada Overnight Rate” means the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day.
“Bank Levy” means any amount payable by any Lender or any of their respective Affiliates on the basis of or in relation to its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including the U.K. bank levy as set out in the Finance Act 2011, the French taxe bancaire de risque systémique as set out in the Finance Bill 2011, the German bank levy as set out in the German Restructuring Fund Act 2010 (as amended) and, in relation to any Lender, any Tax in any jurisdiction levied on a similar basis or for a similar purpose (and imposed by reference to assets and/or liabilities) and which had been publicly announced at the date it became a Lender under this Agreement).
“Bank of Montreal” means Bank of Montreal and its successors.
“Bank Product” means any of the following products, services or facilities extended to any Loan Party or Subsidiary by the Administrative Agent, a Lender or any of their Affiliates or branches: (a) Cash Management Services; (b) products under Swap Contracts and Master Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by the Loan Parties or any Subsidiary, other than Letters of Credit.
“Bank Product Debt” means Indebtedness, obligations and other liabilities of a Loan Party or Subsidiary with respect to Bank Products.
“Bank Product Reserves” means, as of any date of determination, the amount of Reserves that the Administrative Agent has determined is necessary or appropriate to establish in its Permitted Discretion in respect of Secured Bank Product Obligations then provided or outstanding (which shall at all times include a reserve for the maximum amount of all Noticed Hedges outstanding at that time).
“Bankruptcy Code” means Title 11 of the United States Code (as amended from time to time, and any successor statute or statutes).

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“Base Rate” means, (a) with respect to the U.S. Facility, the U.S. Base Rate, (b) with respect to the Canadian Facility, the Canadian Base Rate, and (c) with respect to the U.K. Facility, the U.K. Base Rate.
“Base Rate Committed Loan” or “Base Rate Committed Loans” means (a) with respect to the U.S. Facility, a U.S. Base Rate Committed Loan, (b) with respect to the U.K. Facility, a U.K. Base Rate Committed Loan, and (c) with respect to the Canadian Facility, a Canadian Base Rate Committed Loan.
“Base Rate Loan” or “Base Rate Loans” means (a) with respect to the U.S. Facility, a U.S. Base Rate Loan, (b) with respect to the U.K. Facility, a U.K. Base Rate Loan, and (c) with respect to the Canadian Facility, a Canadian Base Rate Loan.
“Borrower” and “Borrowers” means the Company, the U.S. Borrowers, the U.K. Borrowers, the Canadian Borrowers and the Designated Borrowers, as applicable.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Committed Borrowing, Swing Line Borrowing or a Protective Advance, as the context may require.
“Borrowing Base” means (a) with respect to the U.S. Borrowers, the U.S. Borrowing Base, (b) with respect to the Canadian Borrowers, the Canadian Borrowing Base, and (c) with respect to the U.K. Borrowers, the U.K. Borrowing Base.
“Borrowing Base Certificate” means a certificate of a Responsible Officer, whereby such Responsible Officer certifies each Borrowing Base of the Borrowers.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with any Eurocurrency Rate Loan, any Base Rate Loan or Swing Line Loan made under the U.K. Facility or any Letter of Credit (other than Letters of Credit issued under the U.K. Facility), the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market; (b) when used in connection with any Canadian Revolving Loan or any Letter of Credit issued under the Canadian Facility, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are authorized or required by law to remain closed; (c) when used in connection with any Loan or Letter of Credit denominated in Sterling, the term “Business Day” shall also exclude any day on which commercial banks in London, England are authorized or required by law to remain closed; and (d) when used in connection with any Loan or Letter of Credit denominated in Euro, the term “Business Day” shall mean any day that is a TARGET Day.
“CAM” means the mechanism for the allocation and exchange of interests in the Designated Obligations and collections thereunder established under Section 10.23.
“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 10.23.
“CAM Exchange Date” means the date on which an acceleration of the Loans shall occur pursuant to Article VIII.
“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Spot Rates prevailing

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on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date and (b) the denominator shall be the Dollar Equivalent (as so determined) of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date.
“Canadian AML Legislation” has the meaning specified in Section 10.20.
“Canadian Availability Reserve” means, the sum (without duplication) of the following Reserves established by the Administrative Agent in its Permitted Discretion with respect to the Canadian Facility and the Canadian Loan Parties: (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; (c) the Priority Payables Reserve; (d) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Dilution Reserve; (f) all accrued royalties, whether or not then due and payable by a Canadian Loan Party; (g) the Payroll Reserve; and (h) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent may elect to impose from time to time in its Permitted Discretion.
“Canadian Base Rate” means, for any day, the per annum rate of interest equal to the greatest of: (a) the rate of interest in effect for such day or so designated from time to time by Bank of America (acting through its Canada branch) as its “base rate” for commercial loans made by it in Dollars, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer; (b) the Federal Funds Rate for such day, plus 0.50% per annum; or (c) the published Eurocurrency Rate for a one-month interest period as determined on such day, plus 1.00%.  Any change in such rate announced by Bank of America (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement thereof.
“Canadian Base Rate Committed Loan” means a Committed Loan that is a Canadian Base Rate Loan. All Canadian Base Rate Committed Loans shall be denominated in Dollars.
“Canadian Base Rate Loan” means a Loan that bears interest based on the Canadian Base Rate. All Canadian Base Rate Loans shall be denominated in Dollars.
“Canadian Borrower” and “Canadian Borrowers” means each of (a) the Canadian Subsidiary, (b) MRI Contract Staffing – Canada, Ltd., a company organized under the laws of the Province of Ontario, Canada, and (c) each Canadian resident Subsidiary that, after the date hereof, has executed a Designated Borrower Request and Assumption Agreement in accordance with Section 2.13 and has satisfied the other requirements set forth in Section 2.13 in order to become a Designated Borrower, as determined by the Administrative Agent.
“Canadian Borrowing Base” means on any date of determination, a Dollar Equivalent amount equal to the lesser of (a) Canadian Commitment Amount; or (b) the sum of (i) 85% of the Value of Eligible Accounts of Canadian Borrowers, plus (ii) 80% of the Value of Eligible Unbilled Accounts of Canadian Borrowers, minus (iii) the Canadian Availability Reserve.
“Canadian Collateral” means any Collateral of a Canadian Loan Party on which Liens are purported to be granted by such Canadian Loan Party pursuant to the Security Documents to secure the Obligations of the Canadian Loan Parties and U.K. Loan Parties; provided, that, the Canadian Collateral shall not include any assets and properties expressly excluded from the definition of Collateral or Canadian Collateral under such Security Documents.

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“Canadian Commitment Amount” means $15,000,000, plus any increase made in accordance with Section 2.14 or any increase or decrease made in accordance with Section 2.18.
“Canadian Dollar”, “Cdn.” or “Canadian Dollars” means lawful money of Canada.
“Canadian Facility” shall mean the Loans, issuance of Letters of Credit and other financial accommodations provided by the Administrative Agent (acting through its Canada branch) and the Lenders to the Canadian Borrowers pursuant to this Agreement and the other Loan Documents.
“Canadian Guarantee and Security Agreement” means that certain Canadian Guarantee and Security Agreement, dated of even date herewith, by and among the Canadian Loan Parties and the Administrative Agent, together with all Security Documents and other Loan Documents executed and/or delivered in connection therewith, in each instance, as may be amended, restated, renewed, extended or otherwise modified from time to time.
“Canadian Loan Party” or “Canadian Loan Parties” means, collectively, the Canadian Borrowers, each Foreign Subsidiary Guarantor of a Canadian Borrower and each Designated Borrower under the Canadian Facility.
“Canadian L/C Sublimit” means an amount equal to $5,000,000. The Canadian L/C Sublimit is part of, and not in addition to, the Letter of Credit Sublimit and Aggregate Commitments.
“Canadian Multiemployer Pension Plan” means a multiemployer pension plan as defined in the Pension Benefits Act (Ontario).
“Canadian Pension Event” means (a) the whole or partial withdrawal of any Canadian Loan Party from a Canadian Multiemployer Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination thereof; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have an administrator or trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might reasonably result in (i) the termination of, winding up or partial termination or winding up, or the appointment of a trustee to administer, any Canadian Pension Plan, or (ii) a material increase in the obligation of a Canadian Loan Party to fund any shortfall arising under any Canadian Multiemployer Pension Plan.
“Canadian Pension Plan” means each pension plan (other than a Canadian Multiemployer Pension Plan) required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Canadian Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.
“Canadian Prime Rate” means, on any date, the per annum rate of interest equal to the greatest of: (a) the rate of interest in effect for such day or so designated from time to time by Bank of America (acting through its Canada branch) as its “prime rate” for commercial loans made by it in Canada in Canadian Dollars, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer; (b) the Bank of Canada Overnight Rate for such day, plus 0.50%; or (c) the BA Equivalent Rate for a one month interest period as determined on such day, plus 1.00%.  Any change in such rate announced by Bank of America (acting through its Canada Branch) shall take effect at the opening of business on the day specified in the public announcement thereof.

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“Canadian Prime Rate Committed Loan” means a Committed Loan that is a Canadian Prime Rate Loan. All Canadian Prime Rate Committed Loans shall be denominated in Canadian Dollars.
“Canadian Prime Rate Loan” means a Loan that bears interest based on the Canadian Prime Rate. All Canadian Prime Rate Loans shall be denominated in Canadian Dollars.
“Canadian Revolving Loans” means Revolving Loans made to the Canadian Borrowers or any Designated Borrower under the Canadian Facility.
“Canadian Subsidiary” has the meaning specified in the introductory paragraph hereto.
“Canadian Swing Line Sublimit” means an amount equal to $5,000,000.
“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of capital lease obligations incurred during such period) made by the Company or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding tenant improvements and leasehold allowances) during such period computed in accordance with GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Management Services” means (a) treasury, depository, overdraft, controlled disbursement, electronic funds transfers, e-payable services, cash pooling arrangements and cash management or related services or any automated clearing house transfers of funds, (b) netting services, employee credit or purchase card or procurement programs and similar arrangements, (c) credit card processing services or credit card, debit card or stored value cards, (d) foreign exchange facilities and (e) supply chain finance services (including without limitation trade payable services and supplier accounts receivable services).
“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation, expropriation or other taking (including by any Governmental Authority) of, any property of Company or any of its Subsidiaries; provided that any such casualty event (or series of related casualty events) resulting in net cash proceeds of less than $2,000,000 in any fiscal year shall not be deemed a “Casualty Event”; “Casualty Event” shall include, but not be limited to, any taking of all or any part of any real property of any person or any part thereof, in or by condemnation, expropriation or other eminent domain proceedings pursuant to any applicable Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof or pursuant to a sale thereof to a Governmental Authority with such power under a threat of such taking.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by

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any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the initial significant shareholder group identified on Schedule 1.01-1 becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;
(c)    the passage of thirty days from the date upon which any Person or two or more Persons other than the initial significant shareholder group identified on Schedule 1.01-1 acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or
(d)     the Company fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Borrower.
“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans under a specific Facility, (b) any Commitment, refers to whether such Commitment is a Commitment under a specific Facility and (c) any Lender, refers to

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whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments under a specific Facility.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted by any Loan Party pursuant to the Security Documents to secure the Obligations; provided, that, Collateral shall not include any assets and properties expressly excluded from the definition of Collateral under such Security Documents.
“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in Protective Advances, Overadvances, L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commitment Amount” means, (a) with respect to the U.S. Facility, the U.S. Commitment Amount, (b) with respect to the Canadian Facility, the Canadian Commitment Amount, (c) with respect to the U.K. Facility, the U.K. Commitment Amount.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.09(a).
“Commitment Fee Rate” means a rate per annum equal to 0.25%.
“Commitment Reallocation” shall have the meaning assigned to such term in Section 2.18.
“Commitment Reallocation Consent” shall have the meaning assigned to such term in Section 2.18.
“Commitment Reallocation Date” shall have the meaning assigned to such term in Section 2.18.
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans and BA Equivalent Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.01.
“Committed Loan” means a committed Loan made under Section 2.01.
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans or BA Equivalent Loans, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Company” has the meaning specified in the introductory paragraph hereto.

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“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, provincial, municipal, local and foreign income taxes payable by the Company and its Subsidiaries (including all deferred taxes) for such period, (iii) depreciation and amortization expense, amortization of intangibles (including, but not limited to, impairment of goodwill and other intangibles) and organization costs, (v) other non-recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (vi) non-cash compensation paid in the form of issued Equity Interests, (vii) contingent obligations for employee long-term incentive awards based on the market price of the Company’s shares to the extent such awards are not paid in cash in such period, (viii) One Time Charges, and (ix) non-cash charges which do not represent a cash item in such period or any future period, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, provincial, municipal, local and foreign income tax credits of the Company and its Subsidiaries for such period, (ii) all non-cash items increasing Consolidated Net Income for such period and (iii) One Time Gains.
“Consolidated Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on or most recently ended prior to such date, minus (i) unfinanced Capital Expenditures for such period (it being understood that Capital Expenditures financed with Obligations arising under the Loan Documents are considered unfinanced) and (ii) tax expenses paid in cash for such period; to (b) the sum of (i) Consolidated Interest Charges paid in cash for such period (not including any cash payments paid pursuant to the Fee Letters), plus (ii) scheduled principal payments on Indebtedness for such period, plus (iii) Restricted Payments permitted under, and paid in accordance with, Section 7.06 (other than payments made pursuant to Section 7.06(b)).
“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.
“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (U.K.).

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“CTA” means the United Kingdom Corporation Tax Act 2009.
“Debtor Relief Laws” means, collectively, (a) the Bankruptcy Code of the United States, (b) the Belgian bankruptcy law of 8 August 1997 (wet van 8 augustus 1997 op het faillissement/loi du 8 août 1997 sur les faillites), (c) the Belgian law of 31 January 2009 on the continuity of enterprises (wet van 31 januari 2009 betreffende de continuïteit van de ondernemingen/loi du 31 janvier 2009 relative à la continuité des entreprises), (d) the United Kingdom’s Insolvency Act 1986, (e) Book VI of the French Commercial Code, (f) the German Insolvency Code (Insolvenzordnung), (g) the Council Regulation 1346/2000/EC, on insolvency proceedings (European Union), (h) the Companies’ Creditors Arrangement Act (Canada), (i) the Bankruptcy and Insolvency Act (Canada), (j) the Winding-Up and Restructuring Act (Canada), and (k) any other applicable state, provincial, territorial, federal or foreign bankruptcy or insolvency laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto, and in the case of a Canadian Lender includes the Bank Act (Canada).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial, federal or foreign regulatory

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authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
“Default Rate” means (a) when used with respect to Obligations, an interest rate equal to (i) the U.S. Base Rate, plus (ii) the Applicable Margin for U.S. Base Rate Loans, plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan and BA Equivalent Loan, the Default Rate shall be an interest rate equal to (i) the interest rate otherwise applicable to such Loan, plus (ii) the Applicable Margin and, without duplication, breakage costs, losses and expenses payable hereunder for such Loan, plus (iii) 2% per annum.
“Deposit Account” means (a) any “deposit account” as such term is defined in Article 9 of the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing and (b) with respect to any such Deposit Account located outside of the United States, any bank account with a deposit function.
“Deposit Account Control Agreement” means a Deposit Account control agreement (or its equivalent in any other jurisdiction) to be executed by each institution maintaining a Deposit Account or Dominion Account (other than an Excluded Deposit Account) for a Borrower or any other Loan Party, in each case as required by and in accordance with Section 6.14.
“Designated Borrower” means certain Subsidiaries of the Company that may from time to time become a borrower hereunder by executing and delivering a Designated Borrower Request and Assumption Agreement in accordance with Section 2.13.
“Designated Borrower Notice” has the meaning specified in Section 2.13.
“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.13.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Designated Obligation” means all unpaid principal of and accrued and unpaid interest on the Loans, all L/C Obligations and all accrued and unpaid fees.
“Dilution” means for any period with respect to any Borrower, the fraction, expressed as a percentage, the numerator of which is the aggregate amount of reductions in the Accounts (including unbilled Accounts) of such Borrower for such period other than by reason of dollar (or other currency)

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for dollar (or such other currency) cash payment and the denominator of which is the aggregate dollar (or other currency) amount of the sales of such Borrower for such period.
“Dilution Reserve” means on any date of determination, a reserve established and adjusted from time to time by the Administrative Agent in such amount as it may determine in its Permitted Discretion reflects the Dilution as of any date with respect to the Accounts for the immediately preceding 12-month period, to the extent such Dilution exceeds 5%.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar”, “Dollars” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate for the purchase of Dollars with such Alternative Currency.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Dominion Account” means a special concentration account established by the Borrowers at Bank of America, over which the Administrative Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Loan Documents.
“Dominion Notice” means a written notice delivered by the Administrative Agent at any time during a Trigger Period to any bank or other depository at which any Deposit Account (other than any Excluded Deposit Account) is maintained directing such bank or other depository (a) to remit all funds in such Deposit Account to a Dominion Account, or in the case of a Dominion Account, to the Administrative Agent on a daily basis, and (b) to cease following directions or instructions given to such bank or other depository by any Loan Party regarding the disbursement of funds from such Deposit Account (other than any Excluded Deposit Account), and (c) to follow all directions and instructions given to such bank or other depository by the Administrative Agent in each case, pursuant to the terms of any Deposit Account Control Agreement in place.
“Eligible Account” means an Account owing to a Borrower that arises in the ordinary course of business from the sale of goods or rendition of services, is payable in Dollars or an Alternative Currency and is deemed by Administrative Agent, in its Permitted Discretion, to be an Eligible Account. Accounts generated electronically through paperless billing arrangements with customers in connection with Borrower’s “reverse billing” arrangements shall be deemed to be Accounts hereunder and not treated as “Unbilled Accounts”. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 120 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor (or its Affiliates) are not Eligible Accounts or Eligible Unbilled Accounts; (c) when aggregated with other Accounts owing by the Account Debtor (or its Affiliates), it exceeds 30% of total Eligible Accounts (including Eligible Unbilled Accounts) for Account Debtors (or its Affiliates) of Investment Grade status (but only the amount in excess of 30% will be ineligible) and 20% of total Eligible Accounts (including Eligible

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Unbilled Accounts) (but only the amount in excess of 20% will be ineligible) of all Borrowers for all other Account Debtors; (d) it does not conform in any material respect with any representation set forth in Section 5.22; (e) it is owing by a creditor or supplier, or is otherwise subject to any claimed offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC or a similar list maintained by another Governmental Authority; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside (i) the United States, Canada or United Kingdom or (ii) an Eligible Foreign Jurisdiction, unless the Account is supported by a letter of credit (delivered to and directly drawable by the Administrative Agent) or insured pursuant to a credit insurance policy that is acceptable to the Administrative Agent in its Permitted Discretion (and such insurance policy has been assigned to the Administrative Agent), provided, that, in no event shall the Value of Accounts deemed eligible under this clause (g)(ii) exceed $5,000,000 in the aggregate (before giving effect to advance rates set forth in the definition of a Facility’s Borrowing Base); (h) it is owing by a Federal Governmental Authority, unless (i) the Account Debtor is the United States or any department, agency or instrumentality thereof and (ii) either (A) the Value of such Account, when aggregated with the Value of all other Accounts deemed eligible under this clause (h)(ii)(A), is less than $20,000,000 or (B) the Account has been assigned to the Administrative Agent in compliance with the federal Assignment of Claims Act or the Financial Administration Act (Canada), if applicable; (i) it is not subject to a duly perfected, first priority Lien in favor of the Administrative Agent, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale, except for milestone billings for the portion of a project that has been earned and invoiced, not to exceed $15,000,000 in the aggregate (before giving effect to advance rates set forth in the definition of a Facility’s Borrowing Base) at any time (provided that (x) the right of payment is fully earned pursuant to the underlying contract, (y) the obligation of the Account Debtor to pay is not conditioned upon any further performance under such contract and (z) the Administrative Agent is not aware of any fact or circumstance that, in the Administrative Agent’s Permitted Discretion, can reasonably be expected to result in the Borrowers not completing the underlying milestone project in its entirety); (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a contra account or a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it is an unbilled account or includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clause (a), credit balances more than 60 days after the original due date, or more than 120 days after the original invoice date will be excluded.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Eligible Foreign Jurisdiction” means the following jurisdictions and such other jurisdictions deemed acceptable to the Administrative Agent in its sole discretion: Australia, Austria, Belgium,

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Denmark, Finland, France, Germany, Hong Kong, Ireland, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Puerto Rico, Spain, Sweden, and Switzerland.
“Eligible Unbilled Account” means an Account that satisfies all of the criteria for an Eligible Account, except that the Account Debtor has not been invoiced for the sale of goods or rendition of services which are the subject of such Account and the goods or services which are the subject of such Account have been sold to or performed for the Account Debtor prior to the creation of such Account and which the Administrative Agent determines, in its Permitted Discretion, is an Eligible Unbilled Account. Notwithstanding the foregoing, no Account shall be an Eligible Unbilled Account if the Account Debtor has not been invoiced for the sale of goods or rendition of services which are the subject of such Account within 60 days, in each instance, after the goods or services which are the subject of such Account have been sold to or performed for the Account Debtor.
“Environmental Laws” means any and all federal, state, provincial, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate,

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the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“Euro” and “€” mean the single currency of the Participating Member States.
“Eurocurrency Rate” means the per annum rate of interest (in no event less than zero) determined by the Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent for the applicable currency, as published on the applicable Reuters screen page (or other commercially available source displaying the London Interbank Offered Rates of major banks as designated by the Administrative Agent from time to time); provided, that any comparable or successor rate shall be applied by the Administrative Agent, if administratively feasible, in a manner consistent with market practice.
“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans made to U.S. Borrowers and Canadian Borrowers may be denominated in Dollars and Eurocurrency Rate Loans made to U.K. Borrowers may be denominated in Dollars, Sterling or Euros. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans, except that, Committed Loans denominated in Canadian Dollars shall only be made to Canadian Borrowers and shall be made as Canadian Prime Rate Loans or BA Equivalent Loans, and Committed Loans denominated in Sterling and Euro may be made as U.K. Base Rate Loans or Eurocurrency Rate Loans.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Deposit Account” means a Deposit Account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) which is used for the sole purpose of paying taxes, including paying or remitting sales taxes, (iii) which is a pension fund account, 401(k) account, zero balance account or trust account, and (iv) which individually or together with any other Deposit Accounts of all Borrowers in the aggregate not otherwise subject to the provisions of this definition, has a balance of not less than $5,000,000 in the aggregate for all such Deposit Accounts under this clause (iv).
“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is treated as disregarded as separate from its owner for U.S. federal income tax purposes, substantially all of the assets of which consist (directly or indirectly through one or more Excluded Domestic Subsidiaries) or equity securities of one or more “controlled foreign corporations” as defined in Section 957 of the Code.
“Excluded Swap Obligations” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such

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Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” shall mean that certain Credit Agreement, dated November 30, 2012, by and among certain Borrowers and Bank of America, N.A., as administrative agent for a syndicate of lender parties thereto, together with all related instruments, documents and agreements executed and/or delivered in connection therewith.
“Existing Letters of Credit” shall have the meaning assigned to such term in Section 2.03(l).
“Facility” or “Facilities” means (a) with respect to the U.S. Borrowers, the U.S. Facility, (b) with respect to the Canadian Borrowers, the Canadian Facility, and (c) with respect to the U.K. Borrowers, the U.K. Facility.
“Facility Lead Borrower” means (a) with respect to the U.S. Facility, the U.S. Subsidiary (b) with respect to the Canadian Facility, the Canadian Subsidiary, and (c) with respect to the U.K. Facility, the U.K. Subsidiary.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance, notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code or analogous provisions of non-U.S. law.

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“Federal Funds Rate” means (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by the Administrative Agent.
“Federal Governmental Authority” means the federal government of the United States, Canada, the government of the United Kingdom or any other nation, or of any political subdivision thereof, including any federal or other governmental agency, federal or other governmental authority and such other subdivisions of the government (federal or otherwise) as determined by the Administrative Agent in its discretion. For the avoidance of doubt, Federal Governmental Authority shall not include a Governmental Authority that is a state, provincial, municipal or local subdivision thereof.
“Fee Letter” means the letter agreement, dated August 31, 2015, by and between the Company and the Administrative Agent.
“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (U.K.).
“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“Foreign Subsidiary Guarantors” means, collectively, all Foreign Subsidiaries (other than any (a) Subsidiary Borrower, (b) Immaterial Foreign Subsidiary and (c) Foreign Subsidiary that (i) is prohibited by applicable Law from providing a Guarantee, or (ii) the providing of a Guarantee from such Foreign Subsidiary would result in material adverse tax consequences to a Loan Party or such Foreign Subsidiary, provided, that, in each instance, Borrowers shall fully disclose to Administrative Agent the basis for determining whether applicable Law prohibits a Guarantee from such Foreign Subsidiary or a material adverse tax consequence would result therefrom).
“Foreign Subsidiary Guaranty” means the Guarantee made by the Foreign Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, pursuant to (a) in the case of a Foreign Subsidiary Guarantor that is, or will become, a U.K. Loan Party, the U.K. Guarantee and Debenture, or (b) in the case of a Foreign Subsidiary Guarantor that is, or will become, a Canadian Loan Party, the Canadian Guarantee and Security Agreement.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation

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obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States, Canada, the United Kingdom or any other nation, or of any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” shall mean each Subsidiary Guarantor, Foreign Subsidiary Guarantor and each other Person that Guarantees the Obligations arising under one or more of the Facilities.
“Guaranty” means the Subsidiary Guaranty and Foreign Subsidiary Guaranty.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos

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or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Immaterial Foreign Subsidiary” means (a) as of the Closing Date, any Foreign Subsidiary disclosed in Schedule 1.01-3 and (b) at any time thereafter, any Foreign Subsidiary designated as such by the Company in a certificate delivered by the Company to the Administrative Agent (and which designation has not been rescinded in a subsequent certificate of the Company delivered to the Administrative Agent); provided, that, (i) no Foreign Subsidiary shall be (or may be designated as) an Immaterial Foreign Subsidiary if it has aggregate assets or revenues of more than 5% of the consolidated assets or revenues of the Company and its Subsidiaries on a consolidated basis, (ii) neither the consolidated assets of, nor the aggregate revenues of, all Immaterial Foreign Subsidiaries and Immaterial Subsidiaries that are Domestic Subsidiaries may exceed 10% of the consolidated assets or revenues of the Company and its Subsidiaries on a consolidated basis, in each case determined as of the end of (or, with respect to such revenues, for the period of four fiscal quarters ending with) the fiscal quarter or fiscal year most recently ended for which financial statements are available, and (iii) no Borrower shall be (or may be designated as) an Immaterial Foreign Subsidiary.
“Immaterial Subsidiary” means (a) as of the Closing Date, any Subsidiary disclosed in Schedule 1.01-3 and (b) at any time thereafter, any Subsidiary designated as such by the Company in a certificate delivered by the Company to the Administrative Agent (and which designation has not been rescinded in a subsequent certificate of the Company delivered to the Administrative Agent); provided, that, (i) no Domestic Subsidiary shall be (or may be designated as) an Immaterial Subsidiary if it has aggregate assets or revenues of more than 5% of the consolidated assets or revenues of the Company and its Subsidiaries on a consolidated basis, (ii) neither the consolidated assets of, nor the aggregate revenues of, all Immaterial Subsidiaries that are Domestic Subsidiaries and Immaterial Foreign Subsidiaries may exceed 10% of the consolidated assets or revenues of the Company and its Subsidiaries on a consolidated basis, in each case determined as of the end of (or, with respect to such revenues, for the period of four fiscal quarters ending with) the fiscal quarter or fiscal year most recently ended for which financial statements are available, and (iii) no Borrower shall be (or may be designated as) an Immaterial Subsidiary.
“Impacted Loans” has the meaning assigned to such term in Section 3.03.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;

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(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Insolvency Proceeding” any case or proceeding commenced by or against a Person under any Debtor Relief Laws or any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code or other Debtor Relief Law; (b) the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.
“Insolvency Regulation” means the Council Regulation (EC) No.1346/2000 29 May 2000 on insolvency proceedings.
“Interest Election Request” has the meaning assigned to such term in Section 2.08.
“Interest Payment Date” means, subject to Section 2.10, (a) with respect to any Base Rate Loan or Canadian Prime Rate Loan, the first calendar day of each January, April, July and October, (b) with respect to any Eurocurrency Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Rate Loan with an Interest Period of more than three (3) months’ duration, each day immediately following the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period

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and (c) with respect to any BA Equivalent Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a BA Equivalent Loan with an Interest Period of more than three (3) months’ duration, each day immediately following the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Borrowing of a Eurocurrency Rate Loan or BA Equivalent Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, in each case, subject to the existence of such Interest Period in the applicable financial market; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. No Interest Period shall extend beyond the Maturity Date.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade” means a rating of Baa1 or higher by Moody’s or BBB or higher by S&P.
“IP Rights” has the meaning specified in Section 5.18.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“ITA” means the United Kingdom Income Tax Act 2007.
“Joint Bookrunners” means Bank of America and Bank of Montreal, in their capacities as joint bookrunners.
“Joint Lead Arrangers” means Bank of America (in its capacity as left lead arranger) and Bank of Montreal, in their capacities as joint lead arrangers.

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“Laws” means, collectively, all applicable international, foreign, federal, state, provincial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, such Governmental Authority.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. L/C Advances under the (i) U.S. Facility shall be denominated in Dollars, (ii) U.K. Facility shall be denominated in Dollars, Sterling or Euro, and (iii) Canadian Facility shall be denominated in Dollars or Canadian Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings under the (i) U.S. Facility shall be denominated in Dollars, (ii) U.K. Facility shall be denominated in Dollars, Sterling or Euro, and (iii) Canadian Facility shall be denominated in Dollars or Canadian Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means Bank of America (including acting through its Canada and London branches) in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided, however, that if Bank of America is unable to issue any Letter of Credit complying with the terms hereof, the L/C Issuer with respect to such Letter of Credit shall be such other Lender as a Borrower may request and such Lender may agree.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lead Borrower” has the meaning specified in the introductory paragraph hereto.
“Lender” and “Lenders” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender and its Affiliates and branches described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder, including, without limitation, the Existing Letters of Credit. Letters of Credit issued under the (i) U.S. Facility shall be denominated in Dollars, (ii) U.K. Facility shall be denominated in Dollars, Sterling or Euro, and (iii) Canadian Facility shall be denominated in Dollars or Canadian Dollars.

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“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means the sum of the (a) U.S. L/C Sublimit, plus (b) U.K. L/C Sublimit, plus (c) Canadian L/C Sublimit. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, trust (statutory, deemed, constructive or otherwise) or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent in its Permitted Discretion, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any material Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to the Administrative Agent upon request; (c) for any material Collateral held by a repairman, mechanic or bailee, such Person acknowledges the Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to the Administrative Agent upon request; and (d) for any Collateral subject to a licensor’s IP Rights, the licensor grants to the Administrative Agent the right, vis-à-vis such licensor, to enforce the Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the intellectual property, whether or not a default exists under any applicable license. Notwithstanding the foregoing, a Lien Waiver shall not be required to be delivered in connection with Collateral that is temporarily (for a period of less than 60 days) (i) located on a leased premises, or (ii) held by a warehouseman, processor, shipper, customs broker, freight forwarder, repairman, mechanic or bailee.
“Loan” or “Loans” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, the Security Documents and any other agreement, document, or instrument creating or perfecting rights in Collateral or Cash Collateral, including, without limitation, pursuant to the provisions of Section 2.15, the Fee Letter, any Guaranty and the documents evidencing the overdraft facility described in the definition of Overdraft Reserve.
“Loan Parties” means, collectively, the U.S. Loan Parties, U.K. Loan Parties and Canadian Loan Parties.

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“Local Time” means (a) local time in London, England with respect to the receipt and sending of notices by and to, and the disbursement by or payment to, any Lender making U.K. Revolving Loans or any L/C Issuer under the U.K. Facility or, to the extent relating to U.K. Facility, the Administrative Agent; (b) local time in New York, New York, with respect to the times for the receipt and sending of notices by and to, and the disbursement by or payment to, the Administrative Agent, any Lender making U.S. Revolving Loans or any L/C Issuer under the U.S. Facility; (c) local time in Toronto, Ontario, Canada, with respect to the time for the receipt and sending of notices by and to, and the disbursement by or payment to, any Lender making Canadian Revolving Loans, any L/C Issuer under the Canadian Facility or, to the extent relating to the Canadian Facility, the Administrative Agent, and with respect to the times for the determination of “BA Equivalent Rate”; (d) local time in London, England, with respect to the times for the determination of “Eurocurrency Rate”; (e) local time at the place of determination, if such local time as of such place for determination is specified herein; and (f) in all other circumstances, New York, New York time.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.
“Maturity Date” means October 30, 2020; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.17(a)(i), (a)(ii) or (a)(iii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

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“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.
“Noticed Hedge” shall mean any Secured Bank Product Obligations arising under a Swap Contract with respect to which the Borrowers and the Secured Bank Product Provider thereof have notified the Administrative Agent of the intent to include such Secured Bank Product Obligations as a Noticed Hedge hereunder and with respect to which a Bank Product Reserve has subsequently been established in the maximum amount thereof.
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate or branch thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) Secured Bank Product Obligations and, so long as any Loan or Commitment is outstanding under this Agreement, all obligations of any Loan Party owing to any Lender or any Affiliate or branch of any Lender in respect of Bank Products; provided, that, the Obligations of a Loan Party shall not include its Excluded Swap Obligations.
“One Time Charges” means unusual and non-recurring charges or credits against earnings (including but not limited to merger related charges, restructuring charges, losses from the disposition of assets and accounting changes).
“One Time Gains” means unusual gains or increases in earnings (including but not limited to merger related gains, restructuring gains, gains from the disposition of assets and accounting changes).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery,

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performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.
“Overadvance” has the meaning assigned to such term in Section 2.01.
“Overdraft Reserve” means a Reserve established by the Administrative Agent equal to the amount of outstanding advances made by Bank of America or its Affiliate or branch to the U.K. Borrowers under an uncommitted overdraft facility entered into among such parties pursuant to the terms set forth in such documents, agreements and instruments from time to time governing such overdraft facility, as the same may be amended, supplemented or otherwise modified from time to time.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Payroll Period” means, as of any date of determination, the number of weeks of work for which Borrowers pay its temporary employees on a regular basis. For employees paid weekly, one Payroll Period is equal to one week.   For employees paid bi-weekly, one Payroll Period could be either 1 week or 2 weeks depending upon the most recent date of payment; as such, the Payroll Reserve calculation for one Payroll Period will be equal to 3 times the average weekly payroll expense with respect to bi-weekly employees.
“Payroll Reserve” a Reserve established by the Administrative Agent equal to a Borrower’s payroll expenses (which shall include expenses related to any payroll taxes or employee deductions at source) pertaining to temporary workers for one Payroll Period, with such calculation being made on the basis of the prior rolling 16 week average of the normal Payroll Period; provided, that, such one Payroll Period shall not serve as a limitation on the Administrative Agent’s ability to increase such Reserve in its Permitted Discretion to the extent such payroll expenses are not paid, remitted or reported as, and when, due by the applicable Borrower.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect

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to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (U.K.).
“Permitted Acquisition” means a duly authorized and approved Acquisition (that is not a “hostile” acquisition) of a Target that is a type of business (or assets used in a type of business) engaged in by a Borrower and its Subsidiaries on the date hereof or reasonably incidental thereto, in each case so long as:
(a)    in the case of Acquisitions for which the total consideration (including deferred payment obligations and Indebtedness assumed or incurred), when aggregated with the consideration paid for all other Acquisitions during the term of this Agreement, such aggregate consideration is less than $25,000,000, (i) no Default shall then exist or would exist after giving effect thereto, (ii) within 30 days of such Acquisition, the Target shall become a Guarantor or Borrower hereunder as required under Section 2.13 or Section 6.13 (as the case may be), and (iii) such Acquisition shall not be “hostile”;
(b)    with respect to all other Acquisitions not made pursuant to clause (a) above;
(i)     no Default or Event of Default shall then exist or would exist after giving effect thereto;
(ii)     upon giving pro forma effect to such Acquisition, Aggregate Availability is greater than the greater of (x) 12.5% of the Aggregate Borrowing Base and (y) $12,500,000 for each of the thirty (30) days preceding such Acquisition and as of the date of such Acquisition;
(iii)     within 30 days of such Acquisition, the Target shall become a Guarantor or Borrower hereunder as required under Section 2.13 or Section 6.13 (as the case may be);
(iv)    such Acquisition shall not be “hostile”; and
(v)    the Borrowers shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving pro-forma effect to such Acquisition, the Borrowers shall have a Consolidated Fixed Charge Coverage Ratio equal to or greater than 1.0:1.0 for the trailing four fiscal quarters then ended, calculated as if such Acquisition occurred on the last day of such period; provided, that, the Borrowers will not be required to demonstrate compliance with this clause (b)(v) if, upon giving pro forma effect to such Acquisition, Aggregate Availability is equal to or greater than 17.5% of the Aggregate Borrowing Base for each of the thirty (30) days preceding such Acquisition and as of the date of such Acquisition; and
(c)     Not less than five (5) Business Days prior to the consummation of any Acquisition pursuant to clause (b) above, Borrowers shall deliver a certificate executed by a Responsible Officer of the Borrowers that (i) certifies that such Acquisition complies with the foregoing requirements for a Permitted Acquisition, (ii) provides a description of the material terms of such Acquisition, (iii)

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provides copies of the audited financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two (2) most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, and (iv) provides consolidated projected income statements of the Borrowers and its Subsidiaries (giving effect to such Acquisition).
“Permitted Discretion” means a determination in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Holder Lender” has the meaning assigned to such term in Section 10.06(b)(v).
“Permitted Liens” has the meaning assigned to such term in Section 7.01.
“Permitted Tax Distribution” means, (i) in the event that any Loan Party files a consolidated, combined, unitary or similar Tax Return with the Company or any of its Subsidiaries, Restricted Payments by such Loan Party to the Company or the Subsidiary to permit the Company or the Subsidiary to pay federal state and local income taxes or franchise taxes that are due and payable and (ii) for any taxable period in which any Loan Party is a pass through entity for income tax purposes, Restricted Payments by the Loan Party to the owners of its Equity Interests in amounts required for the owners (or their direct or indirect owners) to pay any Taxes imposed directly on the owners (or their direct or indirect owners) to the extent such Taxes are attributable to the income, assets or activities of the Loan Party.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, (or any successor statute) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection and opposability of the Administrative Agent’s security interest in and Lien on any Collateral are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.
“Priority Payables” means, as to any Canadian Borrower or a U.K. Borrower, all amounts which are due or may become due to any Governmental Authority or other Person pursuant to any applicable Law, rule or regulation, including the Excise Tax Act (Canada), in respect of (a) government royalties, (b) unemployment insurance, unpaid wages, severance pay or termination pay owing to employees, (c) goods and services taxes, sales taxes, harmonized sales taxes, employee income taxes and other taxes payable or to be remitted or withheld, (d) workers’ compensation, (e) vacation pay, (f) claims for unremitted and/or accelerated rents, (g) wages, withholding taxes, VAT and other amounts, including remuneration, payable to an insolvency administrator, receiver or similar official, (h) unfunded pension liabilities in respect of any Canadian Pension Plan, (i) claims of unsecured creditors and (j) other like charges and demands, in each case, to the extent any Governmental Authority or other Person is permitted

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to claim a security interest, lien, trust or other claim ranking or capable of ranking senior in priority to or pari passu with one or more of the Liens granted in the Security Documents or such security interest, lien, trust or other claim arises under applicable Law. Without limiting the generality of the foregoing, such payables would include amounts secured by any Liens, choate or inchoate, which rank or which would reasonably be expected to rank in priority senior to or pari passu with the Administrative Agent’s Liens on Collateral, including, without duplication, amounts deemed to be held in trust, or held in trust, pursuant to applicable Law, any such amounts due and not paid for wages, vacation pay, amounts payable under the Wage Earner Protection Program Act (Canada) pursuant to the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), amounts due and not paid pursuant to any legislation on account of workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), on account of sales tax, goods and services tax, value added tax, harmonized sales tax, amounts currently or past due and not paid for realty, municipal or similar taxes and all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plans or the Canada Pension Plan, and other pension fund obligations and contributions (including in respect of any wind-up deficiency) as required under applicable Law, or any similar statutory or other claims that would have or would reasonably be expected to have priority over or be pari passu with any Liens granted to the Administrative Agent in the future.
“Priority Payables Reserve” means, as of any date of determination, the amount of Reserves that the Administrative Agent determines is necessary or appropriate to establish in its Permitted Discretion in respect of Priority Payables then outstanding.
“Properly Contested” means with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding the amount thereof or the Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor reasonably be expected to result in forfeiture or sale of any material assets of the Loan Party; (e) no Lien is imposed on any material assets of the Loan Party, unless bonded and stayed to the satisfaction of the Administrative Agent in its Permitted Discretion; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Protective Advance” has the meaning assigned to such term in Section 2.16.
“Public Lender” has the meaning specified in Section 6.02.
“Purchase Money Lien” means a Lien that secures (a) Indebtedness (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Indebtedness (other than the Obligations) incurred within 30 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) of the foregoing.
“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any of the Loan Documents.

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“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Rent and Charges Reserve” means the aggregate of the following with respect to locations at which a Loan Party’s books, records or computer equipment relating to such books and records are located (a) all past due rent and other amounts owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral (including books and records relating thereto) or has the right to assert a Lien on any Collateral (including books and records relating thereto); and (b) a reserve equal to three months’ rent and other charges that would be payable to any such Person, unless it has executed a Lien Waiver; provided, that no Rent and Charges Reserve shall be imposed until ninety (90) days after the Closing Date.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided, however, that at any time there are two or more Lenders, “Required Lenders” must include at least two Lenders (who are not Affiliates or a branch of one another). The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.
“Reserve” each reserve described in the definition of any Availability Reserve.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party (or, for any Loan Party organized under the laws of the United Kingdom, a secretary or director of such Loan Party), and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or

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termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Committed Loans and the aggregate Outstanding Amount of such Lender’s participation in L/C Obligations and Swing Line Loans at such time.
“Revolving Loan” means the revolving loans and advances made by the Lenders pursuant to this Agreement, including a Loan made pursuant to Section 2.01, Swing Line Loans, Protective Advances and Overadvances.
“S&P” means Standard & Poor’s Rating Service, a division of McGraw Hill Financial Inc.
“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Bank Product Obligations” shall mean Bank Product Debt (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America, its Affiliates and branches) specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice by the Lead Borrower to the Administrative Agent from time to time) as long as no Default or Event of Default then exists and no Overadvance would result from establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations.
“Secured Bank Product Provider” shall mean, at the time of entry into a Bank Product (or, if such Bank Product exists on the Closing Date, as of the Closing Date), the Administrative Agent, any Lender or any of their respective Affiliates and branches that is providing a Bank Product; provided such provider (other than Bank of America or its Affiliates or branches) delivers written notice to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, by the later of the Closing Date or ten (10) days following creation of the Bank Product, (i) describing the Bank Product and setting forth in good faith the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) other than with respect to the Administrative Agent or any Lender, agreeing that each such provider shall indemnify and hold harmless each of the Indemnitees, to the extent not reimbursed by the Loan Parties, against all claims that may be incurred by or asserted against any Indemnitees in connection with such provider’s Secured Bank Product Obligations.
“Secured Obligations” means (a) the Obligations (other than Obligations owing in respect of Bank Products that do not constitute Secured Bank Product Obligations) and (b) the Secured Bank Product Obligations (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party).
“Secured Parties” means (a) each Lender, (b) the Administrative Agent, (c) the Secured Bank Product Providers, (d) each L/C Issuer and (e) the permitted successors and assigns of each of the foregoing.

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“Security Agreement” or “Security Agreements” means each security agreement, deed of hypothec, hypothecation or similar agreement delivered by a Loan Party in favor of the Administrative Agent, pursuant to which, such Loan Party grants in favor of the Administrative Agent, for the benefit of the Lenders and other Secured Parties, a security interest in, and Lien upon, the Collateral of such Loan Party to secure the Obligations of such Loan Party arising under the Loan Documents to which it is a party.
“Security Document” or “Security Documents” shall mean each Security Agreement and each other security document or pledge agreement delivered in accordance with applicable Law to grant a valid, perfected security interest in, or Lien on, any property as collateral for the Obligations of any Borrower or other Loan Party, and all UCC, PPSA or other financing and/or registration statements or instruments of perfection required by this Agreement, any Security Agreement or pledge agreement to be filed or registered with respect to the security interests in, or Liens on, the Collateral pursuant to the Security Agreements and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest in, or Lien on, any property as collateral for the Obligations.
“Settlement” has the meaning assigned to such term in Section 2.04.
“Settlement Date” has the meaning assigned to such term in Section 2.04.
“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the sum of the debt and liabilities (including subordinated and contingent liabilities) of such Person and its Subsidiaries, on a consolidated basis and taken as a whole, does not exceed the fair saleable value of the present assets of such Person and its subsidiaries, on a consolidated basis and taken as a whole, (b) the capital of such Person and its Subsidiaries, on a consolidated basis and taken as a whole, is not unreasonably small in relation to their business as contemplated on the date hereof and as proposed to be conducted, (c) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis and taken as a whole, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities, computed as the amount that, in light of all of the facts and circumstances existing as of any date of determination, that can reasonably be expected to become an actual or matured liability) of such Person and its subsidiaries as they become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis and taken as a whole, have not incurred and do not intend to incur, or believe that such Person and its Subsidiaries will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).
“Spot Rate” the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Administrative Agent’s principal foreign exchange trading office for the first currency.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of

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securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Borrower” each Subsidiary of the Company that is a Borrower hereunder.
“Subsidiary Guarantors” means, collectively, all Material Subsidiaries of the Company that are Domestic Subsidiaries (other than the Subsidiary Borrowers and any Excluded Domestic Subsidiary).
“Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F-1.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means any obligation or liability of a Loan Party arising under or in connection with a Swap Contract or Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate or branch of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Bank of America (including acting through its Canada and London branches) in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Borrowing of a Swing Line Loan pursuant to Section 2.04(a).

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“Swing Line Sublimit” means (a) with respect to the U.S. Facility, the U.S. Swing Line Sublimit, (b) with respect to the Canadian Facility, the Canadian Swing Line Sublimit and (c) with respect to the U.K. Facility, the U.K. Swing Line Sublimit. Each Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Target” has the meaning specified in the definition of “Acquisition.”
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Threshold Amount” means $15,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Trigger Date” means the date that (a) a Default or an Event of Default occurs or (b) Aggregate Availability is less than the Trigger Threshold.
“Trigger Period” means the period commencing on the Trigger Date and continuing until, (a) in the case of a Trigger Date arising from the occurrence of a Default (that is not an Event of Default), the date on which such Default is either cured by Borrowers or waived by Administrative Agent (and, to the extent required hereunder, the Required Lenders), or (b) in the case of a Trigger Date arising from the occurrence of an Event of Default or from clause (b) of the definition of Trigger Date, during each of the preceding 30 consecutive days, no Default or Event of Default has existed and Aggregate Availability has been greater than the Trigger Threshold.
“Trigger Threshold” means, as of any date, the greater of (i) 12.5% of the Aggregate Borrowing Base and (ii) $12,500,000.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, Canadian Prime Rate Loan, BA Equivalent Loan or a Eurocurrency Rate Loan.

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“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“U.K. Availability Reserve” means, the sum (without duplication) of the following Reserves established by the Administrative Agent in its Permitted Discretion with respect to the U.K. Facility and the U.K. Loan Parties: (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; (c) all accrued royalties, whether or not then due and payable by a U.K. Loan Party; (d) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Dilution Reserve; (f) the Overdraft Reserve; (g) the Payroll Reserve; (h) the Priority Payables Reserve and (i) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent may elect to impose from time to time in its Permitted Discretion.
“U.K. Base Rate” means, with respect to Euros, Sterling and Dollars, funded outside the U.S., the Eurocurrency Rate as of 11.00 am on the first Business Day in each month for a 1 month period, provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.  Any change in such rate shall take effect at the opening of business on the day of such change.
“U.K. Base Rate Committed Loan” means a Committed Loan that is a U.K. Base Rate Loan. All U.K. Base Rate Committed Loans shall be denominated in Dollars, Sterling or Euro.
“U.K. Base Rate Loan” means a Loan that bears interest based on the U.K. Base Rate. All U.K. Base Rate Loans shall be denominated in Dollars, Sterling or Euro.
“U.K. Borrower” and “U.K. Borrowers” means (a) the U.K. Subsidiary, (b) CDI Corporation (International) Limited, a limited liability company incorporated in England and Wales with company number 09368230, and (c) each other Subsidiary incorporated in any legal jurisdiction of the United Kingdom that, after the date hereof, has executed a Designated Borrower Request and Assumption Agreement in accordance with Section 2.13 and has satisfied the other requirements set forth in Section 2.13 in order to become a Designated Borrower as determined by the Administrative Agent.
“U.K. Borrowing Base” means on any date of determination, a Dollar Equivalent amount equal to the lesser of (a) U.K. Commitment Amount; or (b) the sum of (i) 85% of the Value of Eligible Accounts of U.K. Borrowers, plus (ii) 80% of the Value of Eligible Unbilled Accounts of U.K. Borrowers, minus (iii) the U.K. Availability Reserve.
“U.K. Collateral” means any Collateral of a U.K. Loan Party on which Liens are purported to be granted by such U.K. Loan Party pursuant to the Security Documents to secure the Obligations of the U.K. Loan Parties and Canadian Loan Parties; provided, that, the U.K. Collateral shall not include any assets and properties expressly excluded from the definition of Collateral or U.K. Collateral under such Security Documents.
“U.K. Commitment Amount” means $12,500,000, plus any increase made in accordance with Section 2.14 or any increase or decrease made in accordance with Section 2.18.

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“U.K. Facility” means the Loans, issuance of Letters of Credit and other financial accommodations provided by the Administrative Agent and the Lenders to the U.K. Borrowers pursuant to this Agreement and the other Loan Documents.
“U.K. Guarantee and Debenture” means that certain Guarantee and Debenture, dated of even date herewith, by and among the U.K. Loan Parties and the Administrative Agent, together with all Security Documents and other Loan Documents executed and/or delivered in connection therewith, in each instance, as may be amended, restated, renewed, extended or otherwise modified from time to time.
“U.K. Loan Party” or “U.K. Loan Parties” means, collectively, the U.K. Borrowers, each Foreign Subsidiary Guarantor of a U.K. Borrower and each Designated Borrower under the U.K. Facility.
“U.K. L/C Sublimit” means an amount equal to $5,000,000. The U.K. L/C Sublimit is part of, and not in addition to, the Letter of Credit Sublimit and Aggregate Commitments.
“U.K. Revolving Loans” means Revolving Loans made to the U.K. Borrowers or any Designated Borrower under the U.K. Facility.
“U.K. Subsidiary” has the meaning specified in the introductory paragraph hereto.
“U.K. Swing Line Sublimit” means Sterling with a Dollar Equivalent of $5,000,000.
“U.S. Availability Reserve” means, the sum (without duplication) of the following Reserves established by the Administrative Agent in its Permitted Discretion with respect to the U.S. Facility and the U.S. Loan Parties: (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; (c) all accrued royalties, whether or not then due and payable by a U.S. Loan Party; (d) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Dilution Reserve; (f) the Payroll Reserve; and (g) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent may elect to impose from time to time in its Permitted Discretion.
“U.S. Base Rate” means for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Eurocurrency Rate for a 30 day interest period as of such day, plus 1.0% (without giving effect to any minimum floor rate specified in the definition of Eurocurrency Rate). The “Prime Rate” is a rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.
“U.S. Base Rate Committed Loan” means a Committed Loan that is a U.S. Base Rate Loan.
“U.S. Base Rate Loan” means a Loan that bears interest based on the U.S. Base Rate. All U.S. Base Rate Loans shall be denominated in Dollars.
“U.S. Borrower” and “U.S. Borrowers” means each of (a) the Company, (b) U.S. Subsidiary, (c) CDI-M&T Company, LLC, a Pennsylvania limited liability company, (d) EdgeRock Technologies LLC, a Massachusetts limited liability company, (e) CDI Marine Company, LLC, a Florida limited

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liability company, (f) MRI Contract Staffing, Inc., an Ohio corporation, (g) Management Recruiters International, Inc., a Delaware corporation, (h) CDI-Infrastructure, LLC, a Delaware limited liability company, and (i) each Domestic Subsidiary that, after the date hereof, has executed a Designated Borrower Request and Assumption Agreement in accordance with Section 2.13 and has satisfied the other requirements set forth in Section 2.13 in order to become a Designated Borrower as determined by the Administrative Agent.
“U.S. Borrowing Base” means on any date of determination, an amount equal to the lesser of (a) the U.S. Commitment Amount; or (b) the sum of (i) 85% of the Value of Eligible Accounts of U.S. Borrowers, plus (ii) 80% of the Value of Eligible Unbilled Accounts of U.S. Borrowers, minus (iii) the U.S. Availability Reserve.
“U.S. Collateral” means any Collateral of a U.S. Loan Party on which Liens are purported to be granted by such U.S. Loan Party pursuant to the Security Documents to secure the Obligations of the Loan Parties; provided, that, the U.S. Collateral shall not include any assets and properties expressly excluded from the definition of Collateral or U.S. Collateral under such Security Documents.
“U.S. Commitment Amount” means $122,500,000, plus any increase made in accordance with Section 2.15 or any increase or decrease made in accordance with Section 2.18.
“U.S. Facility” means the Loans, issuance of Letters of Credit and other financial accommodations provided by the Administrative Agent and the Lenders to the U.S. Borrowers pursuant to this Agreement and the other Loan Documents.
“U.S. Loan Party” or “U.S. Loan Parties” means, collectively, the Company, the other U.S. Borrowers, each Subsidiary Guarantor of a U.S. Borrower and each Designated Borrower under the U.S. Facility.
“U.S. L/C Sublimit” means an amount equal to $10,000,000. The U.S. L/C Sublimit is part of, and not in addition to, the Letter of Credit Sublimit and Aggregate Commitments.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Revolving Loans” means Revolving Loans made to the U.S. Borrowers or any Designated Borrower under the U.S. Facility.
“U.S. Subsidiary” has the meaning specified in the introductory paragraph hereto.
“U.S. Swing Line Sublimit” means an amount equal to $20,000,000.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Value” means for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or are likely to be claimed thereon by the Account Debtor or any other Person.

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“VAT” means:
(a)    any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)    any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property,” (b) “real property” shall be deemed to include “immovable property,” (c) “tangible property” shall be deemed to include “corporeal property,” (d) “intangible property” shall be deemed to include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall be deemed to include a “hypothec,” “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication

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under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation,” (i) ”goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) ”construction liens” shall be deemed to include “legal hypothecs,” (l) “joint and several” shall be deemed to include “solidary,” (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault,” (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary,” (o) “easement” shall be deemed to include “servitude,” (p) “priority” shall be deemed to include “prior claim,” (q) “survey” shall be deemed to include “certificate of location and plan,” and (r) ”fee simple title” shall be deemed to include “absolute ownership.” The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents peuvent être de crédit rédigés en la langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement (sauf si une autre langue est requise en vertu d’une loi applicable).
1.03    Accounting Terms.     (a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements previously delivered to the Administrative Agent, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
1.04    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component,

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carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Exchange Rates; Currency Equivalents. Unless expressly provided otherwise, all references in the Loan Documents to Loans, Letters of Credit, Obligations, Commitments, Committed Loans, Borrowing Base (or any component thereof) and other amounts shall be denominated in Dollars. For purposes of any determination under Article VI, Article VII (other than Section 7.11) or Article VIII, all amounts incurred, outstanding or proposed to be incurred or outstanding in an Alternative Currency shall be translated into Dollars at the Spot Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward). Borrowers shall report Borrowing Base components to the Administrative Agent in the currency invoiced by the applicable obligors or shown in their financial records, and unless expressly provided otherwise, herein shall deliver financial statements and calculate financial covenants in Dollars. Unless expressly provided otherwise, if any Obligation is funded and expressly denominated in a currency other than Dollars, the Loan Parties shall repay such Obligation in such other currency. No Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time of such translation; provided, that, for the avoidance of doubt, the foregoing provisions of this Section 1.05 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections. For purposes of Section 7.11 and Section 4.02, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 6.01(a) or (b). Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Company’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
1.06    Additional Alternative Currencies.
(a)    The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

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(c)    Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.
1.07    Change of Currency. Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.08    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York eastern time (daylight or standard, as applicable).
1.09    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

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ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Committed Loans. Subject to the terms and conditions set forth herein, each Lender under a Facility agrees, severally and not jointly, to make Revolving Loans under such Facility to the applicable Borrowers under such Facility from time to time during the Availability Period, provided, that, (subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of this Section and Section 2.16) at such time:
(a)    U.S. Revolving Loans shall be denominated in Dollars; Canadian Revolving Loans shall be denominated in Dollars or Canadian Dollars; and U.K. Revolving Loans shall be denominated in Dollars, Euros or Sterling;
(b)    all Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof;
(c)    Revolving Loans shall not be made, and shall not be required to be made, by any Lender in the event that, after giving effect to such Revolving Loans, the Total Outstandings under all Facilities would exceed the Aggregate Borrowing Base at such time;
(d)    U.S. Revolving Loans shall not be made, and shall not be required to be made, by any Lender in the event that, after giving effect to such US Revolving Loans, the Total Outstandings under the U.S. Facility would exceed the U.S. Borrowing Base at such time;
(e)    Canadian Revolving Loans shall not be made, and shall not be required to be made, by any Lender in the event that, after giving effect to such Canadian Revolving Loans, the Total Outstandings under the Canadian Facility would exceed the Canadian Borrowing Base at such time; and
(f)    U.K. Revolving Loans shall not be made, and shall not be required to be made, by any Lender in the event that, after giving effect to such U.K. Revolving Loans, the Total Outstandings under the U.K. Facility would exceed the U.K. Borrowing Base at such time.
If the Total Outstandings under all Facilities exceed the Aggregate Borrowing Base or the Total Outstandings under an individual Facility exceeds the Borrowing Base for such Facility (in each instance, an “Overadvance”) at any time, the excess amount shall be payable by applicable Borrowers on demand by the Administrative Agent, but all such Overadvances shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Any funding or sufferance of an Overadvance shall not constitute a waiver of the Event of Default caused thereby.
2.02    Borrowings, Conversions and Continuations of Committed Loans.
(a)    Each Loan (other than a Swing Line Loan) shall be made as part of a Borrowing consisting of Loans of the same Facility, Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided, that, the Commitments of the Lenders are several and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

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(b)    Subject to Section 2.10, each Borrowing denominated in Dollars shall be comprised entirely of Base Rate Loans or Eurocurrency Rate Loans as the Borrowers may request in accordance herewith. Each Borrowing denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or BA Equivalent Loans as the Canadian Borrowers (or Lead Borrower on their behalf) may request in accordance herewith. Each Borrowing in Euros or Sterling shall be comprised entirely of Base Rate Loans or Eurocurrency Rate Loans denominated in such currency. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that, any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurocurrency Rate Loan, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 (or, in the case of any currency other than Dollars, an approximate equivalent thereof as determined by the Administrative Agent in its sole discretion) and not less than $500,000 (or, in the case of any currency other than Dollars, an approximate equivalent thereof as determined by the Administrative Agent in its sole discretion). Borrowings of Base Rate Loans and Canadian Prime Rate Loans may be in any amount. Borrowings of more than one Type may be outstanding at the same time; provided, that, there shall not at any time be more than a total of ten (10) Eurocurrency Rate Loans and BA Equivalent Loans outstanding under any Facility at the same time.
(d)    At the commencement of each Interest Period for any Borrowing of a BA Equivalent Loan, such Borrowing shall be in an aggregate face amount that is an integral multiple of Cdn.$100,000 and not less than Cdn.$500,000.
(e)    Notwithstanding any other provision of this Agreement, neither the Lead Borrower nor any Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(f)    To request a Borrowing, the Lead Borrower shall, pursuant to a Request for Credit Extension, notify the Administrative Agent of such request (A) in the case of Eurocurrency Rate Loans or BA Equivalent Loans, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, (B) in the case of Base Rate Loans denominated in Euros or Sterling (other than those under clause (A) above or in respect of a Swing Line Loan), not later than 11:00 a.m., Local Time, one (1) Business Day before the proposed Borrowing or (C) in the case of Base Rate Loans (other than those under clause (B) above), or Canadian Prime Rate Loans, not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing. Each such Request for Credit Extension shall be irrevocable and shall be delivered by hand delivery or electronic transmission to the Administrative Agent and shall be signed by the Lead Borrower. Each such Request for Credit Extension shall specify the following information:
(i)    the Facility, Class and Type of Loans to be borrowed or to which existing Loans are to be converted and the currency thereof;
(ii)    the aggregate amount of such Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be a Borrowing of a Base Rate Loan, a BA Equivalent Loan, a Canadian Prime Rate Loan or a Eurocurrency Rate Loan;

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(v)    in the case of a Eurocurrency Rate Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vi)    in the case of a BA Equivalent Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vii)    the applicable Facility Lead Borrower’s account to which funds are to be disbursed, which shall comply with the requirements hereunder.
If no election as to the Type of Borrowing of Revolving Loans is specified, then (A) a Borrowing of Revolving Loans requested in Dollars shall be a Base Rate Loan, (B) a Borrowing of Canadian Revolving Loans requested in Canadian Dollars shall be a Canadian Prime Rate Loan, and (C) a Borrowing of U.K. Revolving Loans in Euros or Sterling shall be a Base Rate Loan. If no Interest Period is specified with respect to any Borrowing of requested Eurocurrency Rate Loan, then the Borrowers shall be deemed to have selected an Interest Period of one (1) month’s duration. If no Interest Period is specified with respect to a BA Equivalent Loan, then the Canadian Borrowers shall be deemed to have selected an Interest Period of one (1) month. Promptly following receipt of a borrowing request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
(g)    Unless payment is otherwise timely made by the Borrowers, the becoming due of any Obligations (whether principal, interest, fees, expenses or other amounts chargeable to the Borrowers) shall be deemed to be a request for a Base Rate Loan (or, with respect to the Canadian Loan Parties, Canadian Prime Rate Loans) on the due date, in the amount of such Obligation. The proceeds of such Base Rate Loans (or, with respect to the Canadian Loan Parties, Canadian Prime Rate Loans) shall be disbursed as direct payment of the relevant Obligation. All amounts owed by the Borrowers for costs and expenses under Section 10.04 shall be charged and paid in accordance with the provisions set forth therein.
2.03    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue standby Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the applicable Lenders severally agree to participate in Letters of Credit issued for the account of the Company or any Subsidiary and any drawings thereunder in each Facility; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the (i) Total Outstandings under all Facilities shall not exceed the Aggregate Borrowing Base and (ii) Total Outstandings under the Facility for which the L/C Credit Extension is being made shall not exceed the Borrowing Base for such Facility, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations (i) for all Facilities shall not exceed the Letter of Credit Sublimit, (ii) for the U.S. Facility, the U.S. L/C Sublimit, (iii) for the Canadian Facility, the Canadian L/C Sublimit and (iv) for the U.K. Facility, the U.K. L/C Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject

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to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    The L/C Issuer shall not issue any Letter of Credit, if:
(A)     subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)    the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $50,000;
(D)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(E)    any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(F)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

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(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Lead Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Lead Borrower and,

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if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or any Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each applicable Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)    If the Lead Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Lead Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Lead Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless, in the absence of any such requirement for reimbursement in Dollars, the Company or the applicable Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an

3775032.13

Alternative Currency, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 12:00 noon Local Time on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency, provided that if notice of such payment by the L/C Issuer is given after 12:00 noon Local Time, as applicable, the Honor Date shall be the next Business Day. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the applicable Borrower, whether on or after the Honor Date, shall not be adequate on the date of such payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the applicable Borrower agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the applicable Borrower fails to timely reimburse the L/C Issuer on the Honor Date, the Administrative Agent shall promptly notify each applicable Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Committed Borrowing of a Base Rate Loan (or, with respect to a Canadian Borrower, a Canadian Prime Rate Loan for unreimbursed drawings in Canadian Dollars) under the applicable Facility to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans under such Facility, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each applicable Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each applicable Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall

3775032.13

constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Base Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer

3775032.13

in its discretion), each applicable Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Base Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrowers or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrowers;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, interim receiver, monitor, administrator or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

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(ix)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.
The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Lead Borrower will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice

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stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)    Letter of Credit Fees. The Company or the applicable Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to adjustment as provided in Section 2.17, with its Applicable Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Margin for Eurocurrency Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be due and payable quarterly in arrears on the first calendar day of January, April, July and October and such Letter of Credit Fee shall be paid in the same currency for which the applicable Letter of Credit was denominated. If there is any change in the Applicable Margin during any quarterly period, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarterly period that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company or the applicable Borrower shall pay directly to the L/C Issuer for its own account, a fronting fee with respect to each standby Letter of Credit, at the rate per annum equal to 0.125% of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first calendar day of January, April, July and October in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Such fronting fee shall be paid in the same currency for which the applicable Letter of Credit was denominated. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the L/C Issuer for its own account, in the same currency for which the applicable Letters of Credit were denominated, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Reports. For so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit K, appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.
(l)    Rollover of Existing L/Cs. Schedule 2.03 sets forth existing Letters of Credit issued under the Existing Credit Agreement as of the date hereof (the “Existing Letters of Credit”). Subject to the terms and conditions hereof, each Existing Letter of Credit that is outstanding on the Closing Date, listed on Schedule 2.03 shall, effective as of the Closing Date and without any further action by the Borrowers, be continued as a Letter of Credit hereunder, from and after the Closing Date be deemed

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a Letter of Credit for all purposes hereof and be subject to and governed by the terms and conditions hereof.
2.04    Swing Line Loans.
(a)    Subject to the terms and conditions set forth herein, each Swing Line Lender under any Facility agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to make available loans under such Facility (each, a “Swing Line Loan”) to the relevant Borrower from time to time during the Availability Period denominated in Dollars or Alternative Currency and in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swing Line Loans under such Facility exceeding the Swing Line Sublimit for such Facility or (ii) the Total Outstandings under such Facility exceeding the Borrowing Base for such Facility, at such time; provided, that, a Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers under any Facility may borrow, prepay and reborrow Swing Line Loans. Such Swing Line Loans shall bear interest at the rate then applicable to Revolving Loans based on the Base Rate (or the Canadian Prime Rate if denominated in Canadian Dollars to a Canadian Borrower) under the applicable Facility. To request a Swing Line Loan, the Lead Borrower shall notify the Administrative Agent of such request by electronic communication (a “Swing Line Loan Notice”)(if arrangements for doing so have been approved by the Administrative Agent), not later than 11:00 a.m., Local Time, on the day of a proposed Swing Line Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swing Line Loan, the relevant currency and the applicable Facility Lead Borrower for which such request is being made. The Administrative Agent will promptly advise the Swing Line Lender under the relevant Facility of any such notice received from the Lead Borrower. Such Swing Line Lender shall make each Swing Line Loan available to the relevant Facility Lead Borrower by means of a credit in accordance with the instructions of the Lead Borrower (including, in the case of a Swing Line Loan made to finance the reimbursement of an L/C Credit Extension as provided in Section 2.03, by remittance to the applicable L/C Issuer, and in the case of repayment of another Loan or fees or expenses, by remittance to the Administrative Agent to be distributed to the relevant Lenders) on the requested date of such Swing Line Loan.
(b)    The Lenders and the Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by the Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans and the Protective Advances under each Facility, and Swing Line Loans under each Facility, shall take place on a periodic basis in accordance with this clause (c). The Administrative Agent shall request settlement (a “Settlement”) with the Revolving Lenders under each Facility on at least a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (A) on behalf of the applicable Swing Line Lender, with respect to each outstanding Swing Line Loan and (B) with respect to collections received, in each case, by notifying the applicable Lenders of such requested Settlement by electronic form of transmission, of such requested Settlement, no later than 1:00 p.m., Local Time, on the date of such requested Settlement (the “Settlement Date”). Each applicable Lender (other than the Swing Line Lender, in the case of Swing Line Loans) under each Facility shall make the amount of such Lender’s Applicable Percentage under such Facility of the outstanding principal amount of the Swing Line Loans under such Facility with respect to which Settlement is requested available to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., Local Time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the

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applicable conditions precedent set forth in Article 4 have then been satisfied without regard to any minimum amount specified therein. Such amounts made available to the Administrative Agent under each Facility shall be applied against the amounts of the applicable Swing Line Loan under such Facility and, together with the portion of such Swing Line Loan representing the Swing Line Lender’s Applicable Percentage thereof, shall constitute Revolving Loans of the Lenders under such Facility. If any such amount is not made available to the Administrative Agent by any Lender under any applicable Facility on the Settlement Date applicable thereto, the Administrative Agent shall, on behalf of the applicable Swing Line Lender under such Facility with respect to each outstanding Swing Line Loan under such Facility, be entitled to recover such amount on demand from such Lender together with interest thereon at the Base Rate or Canadian Prime Rate (as applicable) for the first three (3) days from and after the Settlement Date and thereafter at the interest rate then applicable to Revolving Loans under such Facility. Between Settlement Dates, the Administrative Agent may pay over to the applicable Swing Line Lender under each Facility any payments received by the Administrative Agent under such Facility, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans under such Facility, for application to such Swing Line Lender’s Revolving Loans or Swing Line Loans under such Facility. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date under any such Facility have been applied to such Swing Line Lender’s Revolving Loans under such Facility, such Swing Line Lender shall pay to the Administrative Agent for the accounts of the applicable Lenders under such Facility, to be applied to the outstanding Revolving Loans of such Revolving Lenders under such Facility, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Applicable Percentage of the Revolving Loans under such Facility. During the period between Settlement Dates, each Swing Line Lender under each Facility with respect to its Swing Line Loans, the Administrative Agent with respect to Protective Advances under each Facility and each Lender with respect to its Revolving Loans under each Facility shall be entitled to interest thereon at the applicable rate or rates payable under this Agreement.
(c)    In addition, a Swing Line Lender under a Facility may by written notice given to the Administrative Agent not later than 1:00 p.m., Local Time, on any Business Day require the Revolving Lenders under such Facility to acquire participations on such Business Day in all or a portion of its outstanding Swing Line Loans under such Facility. Such notice shall specify the aggregate amount of Swing Line Loans under such Facility in which such Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender under the applicable Facility, specifying in such notice such Lender’s Applicable Percentage under such Facility of such Swing Line Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of a Swing Line Lender under a Facility, such Lender’s Applicable Percentage under such Facility of such Swing Line Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans under each relevant Facility pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.11(b) with respect to Loans made by such Revolving Lender (and Section 2.11(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Swing Line Lender the amounts so received by it from the Revolving Lenders under each relevant Facility. The Administrative Agent shall notify the Lead Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph. Any amounts received by a Swing Line Lender from the Borrowers (or other party on behalf of a Borrower) in respect of a Swing Line Loan under a Facility after receipt by such Swing

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Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swing Line Lender, as their interests may appear; provided, that, any such payment so remitted shall be repaid to the Swing Line Lender or the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
2.05    Prepayments. Upon prior notice in accordance with paragraph (c) of this Section 2.05, the Borrowers shall have the right at any time and from time to time to prepay any Revolving Loans in whole or in part without premium or penalty (but subject to Section 3.04 and 3.05) in increments of not less than $100,000.
(b)    Except for Protective Advances and Overadvances permitted under Section 2.16, in the event and on each Business Day on which the Total Outstandings under any Facility exceeds the Borrowing Base for such Facility, the relevant Borrower shall promptly prepay first, any outstanding Swing Line Loans under such Facility in an amount equal to such excess Swing Line Loans, second, if any excess remains after prepaying all Swing Line Loans, any outstanding Revolving Loans under such Facility in an amount equal to any remaining excess and third, if any excess remains after prepaying all Swing Line Loans and all Revolving Loans, depositing an amount in cash in an amount equal to any remaining excess in the Dominion Account for such Facility.
(c)    Subject to section (d) below, the Lead Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swing Line Loan, the applicable Swing Line Lender) by electronic communication of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Rate Loan, BA Equivalent Loan, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of Base Rate Loans or Canadian Prime Rate Loan, not later than 10:00 a.m., Local Time, on the day of prepayment, or (iii) in the case of prepayment of a Swing Line Loan made under the U.S. Facility or Canadian Facility, not later than 11:00 a.m., Local Time, on the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.05, such prepayment shall not be applied to any Loan of a Defaulting Lender and shall be allocated ratably among the relevant non-Defaulting Lenders. Any prepayment of a Eurocurrency Rate Loan or BA Equivalent Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.04 or 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
(d) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make

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such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
2.06    Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.07    Repayment of Loans; Evidence of Indebtedness.(a)    Each applicable Borrower under each Facility hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender under such Facility the then unpaid principal amount of each Revolving Loan under such Facility on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to each Swing Line Lender the then unpaid principal amount of such Swing Line Loan of such Swing Line Lender on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date; provided, that, on each date that a Revolving Loan is made while any Swing Line Loan or Protective Advance is outstanding under the same Facility, the applicable Borrowers shall repay all such Swing Line Loans and Protective Advances with the proceeds of such Revolving Loan then outstanding under such Facility.
(b)    At all times after the commencement and during the continuance of a Trigger Period, and notification thereof by the Administrative Agent to the Lead Borrower, on each Business Day, at or before 1:00 p.m., Local Time, the Administrative Agent shall apply all immediately available funds credited on behalf of the U.S. Borrowers and the Canadian Borrowers to a Deposit Account designated by the Administrative Agent (in accordance with Section 6.14) to the Obligations under the applicable Facility in accordance with the applicable subsection of Section 8.03 (except, so long as no Application Event has occurred and is continuing, (A) clauses “first” and “second” of such subsection and (B) to Secured Bank Product Obligations). At all times, on each Business Day, at or before 1:00 p.m., Local Time, the Administrative Agent shall apply all immediately available funds credited on behalf of the U.K. Borrowers to a Deposit Account designated by the Administrative Agent (in accordance with Section 6.14) to the Obligations under the applicable Facility in accordance with Section 8.03 (except, so long as no Application Event has occurred and is continuing, (A) clauses “first” and “second” thereof and (B) to Secured Bank Product Obligations).
(c)    If for any reason the aggregate Total Outstandings under any Facility at any time exceeds the Borrowing Base for such Facility, the applicable Borrowers shall, within three (3) Business Days, prepay Revolving Loans and Swing Line Loans and/or cash collateralize the L/C Obligations under such Facility in an aggregate amount equal to such excess; provided, that, during such three (3) Business

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Day period (unless such three (3) Business Day period shall be terminated prior to the expiration thereof by the making of such required prepayment and/or cash collateral payment), no Lender under such Facility shall have any obligation or duty to make or fund any Revolving Loan requested by any Borrower, nor shall any L/C Issuer under such Facility issue, amend, renew or extend any Letter of Credit.
(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(e)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made under such Facility, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the relevant Borrower to each Lender under such Facility and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(f)    The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided, that, the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the applicable Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (d) and (e) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (e) of this Section shall control.
(g)    Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the relevant Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form provided by the Administrative Agent and approved by such Borrower.
(h)    Any prepayment of Revolving Loans under any Facility shall be applied first to Base Rate Loans or Canadian Prime Rate Loans (as applicable) under such Facility (and the Administrative Agent may, in its discretion, apply such prepayment to Swing Line Loans before other Revolving Loans), and then to Eurocurrency Rate Loans or BA Equivalent Loans (as applicable) under such Facility.
2.08    Interest.U.S. Facility. The Lead Borrower may elect that Borrowings under the U.S. Facility be:
(i)    Base Rate Loans (bearing interest at the Base Rate plus the Applicable Margin); or
(ii)    Eurocurrency Rate Loans (bearing interest at the Eurocurrency Rate plus the Applicable Margin).
Notwithstanding the foregoing, Swing Line Loans made under the U.S. Facility shall be Base Rate Loans (bearing interest at the applicable Base Rate plus the Applicable Margin).
(b)    Canadian Facility. The Lead Borrower may elect that Borrowings under the Canadian Facility be:

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(i)    for Borrowings denominated in Canadian Dollars, (A) Canadian Prime Rate Loans (bearing interest at the Canadian Prime Rate plus the Applicable Margin) or (B) BA Equivalent Loans (bearing interest at the BA Equivalent Rate plus the Applicable Margin); or
(ii)    for Borrowings denominated in Dollars, (A) Base Rate Loans (bearing interest at the Canadian Base Rate plus the Applicable Margin) or (B) Eurocurrency Rate Loans (bearing interest at the Eurocurrency Rate plus the Applicable Margin).
Notwithstanding the foregoing, (A) Swing Line Loans denominated in Canadian Dollars will be Canadian Prime Rate Loans (bearing interest at the Canadian Prime Rate plus the Applicable Margin), and (B) Swing Line Loans made under the Canadian Facility that are denominated in Dollars will be Canadian Base Rate Loans (bearing interest at the Canadian Base Rate plus the Applicable Margin).

(c)	U.K. Facility. The Lead Borrower may elect that Borrowings under the U.K. Facility be:
(i)    for Borrowings denominated in Dollars, (A) Base Rate Loans (bearing interest at the applicable Base Rate plus the Applicable Margin) or (B) Eurocurrency Rate Loans (bearing interest at the Eurocurrency Rate plus the Applicable Margin);
(ii)    for Borrowings denominated in Sterling, (A) Base Rate Loans (bearing interest at the applicable Base Rate plus the Applicable Margin) or (B) Eurocurrency Rate Loans (bearing interest at the Eurocurrency Rate plus the Applicable Margin); or
(iii)     for Borrowings denominated in Euros, (A) Base Rate Loans (bearing interest at the applicable Base Rate plus the Applicable Margin) or (B) Eurocurrency Rate Loans (bearing interest at the Eurocurrency Rate plus the Applicable Margin).
Notwithstanding the foregoing, Swing Line Loans made under the U.K. Facility will be Base Rate Loans (bearing interest at the applicable Base Rate plus the Applicable Margin).
(d)    Each Borrowing initially shall be of the Type specified in the applicable Request for Credit Extension and, in the case of a Eurocurrency Rate Loan and a BA Equivalent Loan, shall have an initial Interest Period as specified in such Request for Credit Extension. Thereafter, the Lead Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Rate Loan or a BA Equivalent Loan, may elect Interest Periods therefor, all as provided in this Section 2.08. The Lead Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably (in accordance with the principal amount of the applicable Loans) among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swing Line Loans or Protective Advances, which may not be converted or continued.
(e)    To make an election pursuant to this Section (an “Interest Election Request”), the Lead Borrower shall notify the Administrative Agent of such election by the time that a Request for Credit Extension would be required under Section 2.02 if the Borrowers were requesting a Revolving Loan of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be made by hand delivery or electronic transmission to the Administrative Agent (with a copy to the Administrative Agent if not the original recipient thereof) of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Lead Borrower.

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(f)    Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a Base Rate Loan, a Eurocurrency Rate Loan, a Canadian Prime Rate Loan or a BA Equivalent Loan; and
(iv)    if the resulting Borrowing is to be a Eurocurrency Rate Loan or a BA Equivalent Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurocurrency Rate Loan or a BA Equivalent Loan but does not specify an Interest Period, then the Lead Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
(g)    Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(h)    If the Lead Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Rate Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted or continued to a Base Rate Loan. If the Lead Borrower fails to deliver a timely Interest Election Request with respect to a BA Equivalent Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted or continued to a Canadian Prime Rate Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and the Administrative Agent so notifies the Lead Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Loans denominated in Dollars under the U.S. Facility or Canadian Facility may be converted to or continued as a Eurocurrency Rate Loans; (ii) no outstanding Canadian Prime Rate Loans may be converted to or continued as a BA Equivalent Loan; and (iii) unless repaid, (A) each Borrowing of Eurocurrency Rate Loans under the U.S. Facility or of Canadian Revolving Loans denominated in Dollars shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto, (B) each BA Equivalent Loan shall be converted to a Canadian Prime Rate Loan at the end of the Interest Period applicable thereto, and (C) each Eurocurrency Rate Loan denominated in an Alternative Currency shall be converted at the end of the Interest Period applicable thereto to a Base Rate Loan.
2.09    Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)    Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (“Commitment Fee”) in Dollars equal to the Commitment Fee Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount

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of L/C Obligations, subject to adjustment as provided in Section 2.17. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first calendar day of January, April, July and October, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.
(b)    Other Fees. (i) The Company shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin. With respect to each Borrowing:
(i)    of a Base Rate Loan under a Facility, such Base Rate Loan shall bear interest at the Base Rate applicable for such Facility, plus the Applicable Margin;
(ii)    of a Eurocurrency Rate Loan under a Facility, such Eurocurrency Rate Loan shall bear interest at the Eurocurrency Rate, plus the Applicable Margin;
(iii)    of a Canadian Prime Rate Loan under the Canadian Facility, such Canadian Prime Rate Loan shall bear interest at the Canadian Prime Rate, plus the Applicable Margin;
(iv)    of a BA Equivalent Loan under the Canadian Facility, such BA Equivalent Loan shall bear interest at the BA Equivalent Rate, plus the Applicable Margin;
(v)    that is a Protective Advance or Overadvance, such Protective Advance or Overadvance shall bear interest at the rate then applicable to Revolving Loans based on the Base Rate (or, with respect to the Canadian Facility, the Canadian Prime Rate) under the applicable Facility; and
(vi)    notwithstanding the foregoing, if any Event of Default occurs and is continuing, at the election of the Required Lenders, all Loans and other Obligations of the Loan Parties shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate; provided, that, no amount shall be payable pursuant to this Section 2.10(a)(vi) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that, no amounts shall accrue pursuant to this Section 2.10(a)(vi) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
(b)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(c)    All computations of interest, fees and other charges hereunder shall be computed on the basis of a year of 360 days, except that (i) the interest computed by reference to the Canadian Prime Rate

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and the BA Equivalent Rate shall be computed on the basis of a year of 365 days and (ii) the interest computed on any Loan denominated in Sterling shall be computed on the basis of a year of 365 or 366 days, as the case may be, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. For the purpose of complying with the Interest Act (Canada), it is expressly stated that where interest is calculated pursuant hereto at a rate based upon a period of time different from the actual number of days in the year (for the purposes of this Section the “first rate”), the yearly rate or percentage of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the shorter period, and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.
(d)    If, as a result of any restatement of or other adjustment to the financial statements or calculations in any Borrowing Base Certificate or Compliance Certificate or for any other reason, the Company or the Lenders determine that (i) the Aggregate Average Availability as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Aggregate Average Availability would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code or any other Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.10(a)(vi) or under Article VIII. The Company’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
(e)    If any provision of this Agreement would obligate any Borrower to make any payment of interest or other amount payable to the Administrative Agent or any Lender in an amount or calculated at a rate which would be prohibited by applicable Laws or would result in a receipt by the Administrative Agent or any Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by the Administrative Agent or any Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows: (i) firstly, by reducing the amount or rate of interest required to be paid to the Administrative Agent or any Lender under this Agreement; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Administrative Agent or any Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Administrative Agent or any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the applicable Borrower shall be entitled to obtain reimbursement from the Administrative Agent or the applicable

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Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Administrative Agent or the applicable Lender to such Borrower.
2.11    Payments Generally; the Administrative Agent’s Clawback. (a) General. Each Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of L/C Obligations, or of amounts payable under Section 3.04 and 3.05, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Local Time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any L/C Issuer or the Swing Line Lender as expressly provided herein and except that payments pursuant to Sections 3.04, 3.05 and 10.04 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on a Eurocurrency Rate Loans or BA Equivalent Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Rate Loan or a BA Equivalent Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan or with respect to a Letter of Credit (except as expressly provided otherwise in Section 2.03) shall be made in the currency in which such Loan or Letter of Credit (as applicable) is denominated, all payments of accrued interest payable on a Loan shall be made in the currency in which such Loan is denominated, and all other payments under each Loan Document shall be made in Dollars. If, for any reason, a Borrower is prohibited by applicable Law from making any required payment hereunder in any currency (other than Dollars), such Borrower shall make such payment in Dollars in the Dollar Equivalent of such payment amount. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Obligations, interest and fees then due under the applicable Facility, such funds shall be applied in accordance with the applicable subsection of Section 8.03 (except (A) clauses “first” and “second” of such subsection and (B) to Secured Bank Product Obligations).
(b)    (i) Funding by Lenders; Presumption by the Administrative Agent.
(A) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the currency of such Borrowing by 3:00 p.m., Local Time, to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that, Swing Line Loans shall be made pursuant to Section 2.04. The Administrative Agent will make such Loans available to the applicable Facility Lead Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Facility Lead Borrower designated by the Lead Borrower in the applicable Request for Credit Extension.
(B) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date (and, with respect to any Base Rate Loan, time) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the

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Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (A) above and may, in reliance on such assumption and in its sole discretion, make available to a Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Lead Borrower or applicable Facility Lead Borrower, and the applicable Facility Lead Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or applicable Facility Lead Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the applicable Facility Lead Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, the rate reasonably determined by the Administrative Agent to be its cost of funding such amount, or (ii) in the case of such Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.08. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
(C)    Obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(ii)    Payments by Borrowers; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

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(d)    Reserved.
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.12    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.13    Designated Borrowers. (a) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”); provided, however, that any designation of a Foreign Subsidiary as a Designated Borrower shall require the consent of each Lender. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and

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the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.
(b) The Company, the U.S. Borrowers and each Designated Borrower that is a Domestic Subsidiary shall be jointly and severally liable for all Obligations hereunder. Each of the U.K. Borrowers, Canadian Borrowers, each Designated Borrower that is a Foreign Subsidiary, and each Foreign Subsidiary Guarantor shall be jointly and severally liable solely for the Obligations arising under or in connection with the U.K. Facility and Canadian Facility.
(c) Each Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section 2.13 hereby irrevocably appoints the Lead Borrower as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(d)     The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that (x) no Default or Event of Default exists and is continuing, (y) there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination and (z) (i) such Designated Borrower has ceased substantially all of its operations in the ordinary course of business and is no longer (and will not in the future) generate Accounts and (ii) no assets of such Designated Borrower were included in the calculation of the Borrowing Base for such Designated Borrower’s Facility in the most recent Borrowing Base Certificate delivered to the Administrative Agent under Section 6.01(e). The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
(e)    The Borrowers acknowledge and agree that, until a Subsidiary that is not a Borrower has become a Borrower under this Agreement, such Subsidiary’s Property shall not be included in the calculation of the Borrowing Base for the applicable Facility set forth in the Borrowing Base Certificate delivered to the Administrative Agent under Section 6.01(e).

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2.14    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Commitment Amounts of any Facility (which increase may take the form of new revolving loan tranches) by an amount (for all such requests made during the term of this Agreement and for all Facilities) not exceeding $75,000,000 in the aggregate; provided that (i) any such request for an increase shall be in a minimum amount of $15,000,000, and (ii) the Company may make a maximum of three such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Borrowers acknowledge that the option to increase the Commitment Amount under a Facility provided hereunder is not committed and is contingent upon the existing Lenders or new Lenders agreeing to provide such increase under the requested Facility.
(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)    Notification by the Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    Effective Date and Allocations. If the Commitment Amount under any Facility is increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (other than any representation or warranty qualified by “materiality” or “Material Adverse Effect,” which representations and warranties shall be true and correct in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists, nor is any Protective Advance or Overadvance in existence under any Facility. The Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable

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with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.
(g)    The new Loans and Commitments established pursuant to this Section 2.14 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Security Documents continue to be perfected under the UCC, PPSA or other applicable Law after giving effect to the establishment of any such new Loans or any such new Commitments.
2.15    Cash Collateral.
(a)    Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Company or the applicable Borrowers shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Company or the applicable Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Company or the applicable Borrowers at any time that the Outstanding Amount of all L/C Obligations at such time exceeds the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company or the applicable Borrowers shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(b)    Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

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(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations. In no event shall the foregoing be deemed or construed as limiting, releasing or otherwise impairing Administrative Agent’s security interest in, and Lien upon, the Collateral (including, to the extent constituting part of the Collateral, the Cash Collateral) granted to it under any Security Document. This Section shall, at all times, be subject to the Security Documents and the security interest and Liens provided thereunder.
2.16    Protective Advances.
(a)    Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders to, from time to time in its sole discretion (including, acting through its Canada and London branches), make Loans to the Borrowers on behalf of the Lenders (each such Loan, a “Protective Advance”), which Administrative Agent, in its discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to or required to be paid by a Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses) and other sums payable under the Loan Documents; provided, that the aggregate amount of outstanding Protective Advances (when added to the outstanding amount of all Overadvances) shall not, at any time, exceed (x) with respect to any Facility, (i) 10% of the Borrowing Base of such Facility as determined on the date of such proposed Protective Advance or (ii) when added to the aggregate Total Outstandings under such Facility, the Commitment Amount for such Facility and (y) with respect to all Facilities, (i) 10% of the Aggregate Borrowing Base as determined on the date of such proposed Protective Advance or (ii) when added to the Total Outstandings under all Facilities, the Aggregate Commitment Amount. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. All Protective Advances shall be Base Rate Loans (or, with respect to the Canadian Facility, Canadian Prime Rate Loans). The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Loan, in the currency in which the applicable Protective Advance was denominated, to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund, in the currency in which the applicable Protective Advance was denominated, their risk participation described in Section 2.16(b).

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(b)    Upon the making of a Protective Advance (whether before or after the occurrence of a Default) by the funding under any Facility, each Lender, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance, in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Funding Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
(c)    Notwithstanding anything to the contrary contained elsewhere in this Agreement or the other Loan Documents, the Administrative Agent may require the Lenders under any Facility to honor requests or deemed requests by the Lead Borrower for Revolving Loans constituting an Overadvance, as long as (i) (x) no other Event of Default is known to the Administrative Agent, (y) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvances are required), and (z) the Overadvance, when added to the outstanding amount of all Protective Advances, is not known by the Administrative Agent to exceed 10% of the applicable Borrowing Base, or (ii) regardless of whether a Default or an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as (x) from the date of such discovery the Overadvance, when added to the outstanding amount of all Protective Advances as of such date of such discovery, does not exceed 10% of the applicable Borrowing Base and (y) such Overadvance does not continue for more than 30 consecutive days. In no event shall an Overadvance be required if (x) the aggregate amount of outstanding Overadvances, plus any Protective Advances described in this Section 2.16, plus the aggregate of all other Revolving Credit Exposure would exceed the applicable Commitment Amount under any Facility or (y) the Revolving Credit Exposure of any Lender would exceed the Commitment of such Lender under such Facility. The Administrative Agent’s authorization to require the Lenders to honor requests or deemed requests for Overadvances may be revoked at any time upon expiration of the 30-day period described above. Any funding of an Overadvance or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
2.17    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or

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Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.
(C)    With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

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(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.
(b)    Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.18    Commitment Reallocation Requests.
(a)    Subject to the terms and conditions of this Section 2.18, the Lead Borrower may request that Lenders under a Facility (and such Lenders in their individual sole discretion may agree to) change the then current allocation of each such Lender’s (and, if applicable, its Affiliate’s or branch’s) Commitment under such Facility in order to effect an increase or decrease in Commitments under particular Facilities, with any such increase or decrease in a particular Facility to be accompanied by a concurrent and equal dollar-for-dollar decrease or increase, respectively, in another Facility (each, a “Commitment Reallocation”). In addition to the other conditions set forth in this Section 2.18, any such Commitment Reallocation shall be subject to the following conditions: (i) the Lead Borrower shall have provided to the Administrative Agent a written request (in reasonable detail) at least ten (10) Business Days prior to the requested effective date therefor (which effective date must be a Business Day) (the “Commitment Reallocation Date”) setting forth the proposed Commitment Reallocation Date and the amounts and Facilities for the proposed reallocations to be effected, (ii) any such Commitment Reallocation shall increase or decrease the Commitments under the specified Facilities in an amount equal to $1,000,000

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and in increments of $100,000 in excess thereof, (iii) after giving effect to any such Commitment Reallocation, the Commitments under the U.S. Facility shall be equal to or greater than the aggregate amount of the Commitments in respect of the other Facilities, (iv) no more than one (1) Commitment Reallocation may be requested in any fiscal quarter of the Company, (v) no Default or Event of Default shall have occurred and be continuing either as of the date of such request or on the Commitment Reallocation Date (both immediately before and after giving effect to such Commitment Reallocation), (vi) any increase in Commitments under a Facility shall result in a dollar-for-dollar decrease in Commitments under another Facility, (vii) in no event shall the sum of all the Commitments exceed the Aggregate Commitments then in effect, (viii) after giving effect to such Commitment Reallocation, no Overadvance would exist or would result therefrom and (ix) at least three (3) Business Days prior to the proposed Commitment Reallocation Date, a Responsible Officer of the Lead Borrower shall have delivered to the Administrative Agent a certificate certifying as to compliance with preceding clauses (v), (vii) and (viii) and demonstrating (in reasonable detail) the calculations required in connection therewith, which certificate shall be deemed recertified to the Administrative Agent by a Responsible Officer of the Lead Borrower on and as of the Commitment Reallocation Date.
(b)    The Administrative Agent shall promptly inform the Lenders of the affected Facilities of any request for a Commitment Reallocation at least five (5) Business Days in advance of the effectiveness of such Commitment Reallocation, and each such Lender’s affected Commitments shall be increased or decreased on a pro rata basis based on the affected Commitments of the Lenders. On each Commitment Reallocation Date, the Administrative Agent shall notify the Lenders of the affected Facility and the Lead Borrower on or before 3:00 p.m., Local Time, by e-mail or other electronic means, of the occurrence of the Commitment Reallocation to be effected on such Commitment Reallocation Date, the amount of the Loans held by each such Lender as a result thereof and the amount of the affected Commitments of each such Lender as a result thereof. To the extent necessary where a Lender under one Facility and its separate Affiliate or branch that is a Lender under another Facility are participating in a Commitment Reallocation, the Commitment Reallocation among such Persons shall be deemed to have been consummated pursuant to an Assignment and Assumption. The respective Applicable Percentage of the Lenders shall thereafter, to the extent applicable, be determined based on such reallocated amounts (subject to any subsequent changes thereto), and the Administrative Agent and the affected Lenders shall make such adjustments as the Administrative Agent shall deem necessary so that the outstanding Revolving Credit Exposure of each Lender equals its Applicable Percentage thereof after giving effect to the Commitment Reallocation.
(c)    Notwithstanding anything to the contrary, this Section 2.18 shall supersede any provisions in Section 2.11, 2.12 or 10.01 to the contrary.
2.19    Lead Borrower.
Except as otherwise provided herein, each Borrower hereby designates its Facility Lead Borrower and the Lead Borrower as its representative and agent for all purposes under this Agreement and the other Loan Documents, including requests for Revolving Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under this Agreement and the other Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Banks or any Lender. Without limiting the generality of the foregoing, each Borrower hereby designates its Facility Lead Borrower as its representative and agent for the purpose of receiving the proceeds of Revolving Loans requested by the Lead Borrower for such Borrower’s Facility. The applicable Facility Lead Borrower and the Lead Borrower hereby accepts

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such appointment. The Administrative Agent, the Lenders and any other Secured Party shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Committed Loan Notice) delivered by a Facility Lead Borrower or the Lead Borrower on behalf of any Borrower. The Administrative Agent, the Issuing Banks and the Lenders may give any notice or communication with a Borrower hereunder to the applicable Facility Lead Borrower or the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under this Agreement or the other Loan Documents or, with respect to a Facility, such Facility’s Lead Borrower. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by its Facility Lead Borrower or the Lead Borrower shall be binding upon and enforceable against it.
2.20    Reserves; Changes in Reserves; Decisions by the Administrative Agent.
The Administrative Agent shall have the right, at any time and from time to time in its Permitted Discretion to establish, modify or eliminate Reserves. The Administrative Agent will provide the Company with at least five (5) Business Days prior notice of the establishment of any new categories of Reserves for purposes of calculating any Availability Reserve or for changes in the methodology of the calculation of an existing category of Reserves and will consult with the Company in connection with such new categories and changes to the extent the Company is available to do so, provided, that, no such notice shall be required (i) at any time that a Default or Event of Default exists or has occurred and is continuing, (ii) for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or (iii) for changes to categories of Reserves or methodology of calculation if a Material Adverse Effect has occurred or it would be reasonably likely to occur, and further provided that, Lenders shall have no obligations to fund any Revolving Loan under any Facility to the extent that, after giving pro forma effect to the making of such Revolving Loan and to the establishment of any such new Reserve or change in the methodology of any such existing Reserve, an Overadvance would exist under such Facility. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or the applicable Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the

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Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications. (i)  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.
(ii)    Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer,

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in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. Upon request by the Company or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under

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this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their

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obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g) United Kingdom Tax Matters. The provisions of Section 3.01(a) to (f) inclusive shall not apply, and instead the provisions of Section 3.1(g) shall apply to any advance under any Loan Document to any U.K. Borrower (each a “Relevant Borrower” for the purposes of this Section 3.1(g)) to any Lender.
(i)    Definitions. Solely for the purposes of this Section 3.1(g), the following terms shall have the following meanings:
“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by a Relevant Borrower, which:
(A) where it relates to a Treaty Lender that becomes a Lender on the date this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence notified by the Lender to the Administrative Agent, and
(I) where the Relevant Borrower becomes a Borrower on the date this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

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(II) where the Relevant Borrower becomes a Borrower after the date this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date on which that Relevant Borrower becomes a Borrower; or
(B) where it relates to a Treaty Lender that becomes a Lender after the date this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption, and
(I) where the Relevant Borrower is a Borrower as at the date on which the Treaty Lender becomes a Lender, is filed with HM Revenue & Customs within 30 days of that date; or
(II) where the Relevant Borrower is not a Borrower as at the date on which the Treaty Lender becomes a Lender, is filed with HM Revenue & Customs within 30 days of the date on which that Relevant Borrower becomes a Borrower.
“Qualifying Lender” means:
(A) a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:
(I) a Lender:
(1) which is a bank (as defined for the purpose of Section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from Section 18A of the CTA; or
(2) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of Section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(II) a Lender which is:
(1) a company resident in the United Kingdom for United Kingdom tax purposes;
(2) a partnership each member of which is:
(a) a company so resident in the United Kingdom; or
(b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;
(3) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the

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chargeable profits (within the meaning of Section 19 of the CTA) of that company; or
(III) a Treaty Lender; or
(B) a Lender which is a building society (as defined for the purpose of Section 880 of the ITA) making an advance under a Loan Document.
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:
(A) a company resident in the United Kingdom for United Kingdom tax purposes;
(B) a partnership each member of which is:
(I) a company so resident in the United Kingdom; or
(II) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of Section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(III) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of Section 19 of the CTA) of that company.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Taxes.
“Tax Deduction” means a deduction or withholding for or on account of Taxes from a payment under a Loan Document, other than a deduction required pursuant to FATCA.
“Tax Payment” means either the increase in a payment made by an Relevant Borrower to a Lender under Clause 3.1(g)(ii) (Tax gross-up) or a payment under Clause 3.1(g)(iii) (Tax indemnity).
“Treaty Lender” means a Lender which:
(A) is treated as a resident of a Treaty State for the purposes of the relevant Treaty;
(B) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and
(C) meets all other conditions of the relevant Treaty for full exemption from taxation on interest and other amounts which relate to the Lender (including, without limitation, its tax or other status, the manner in which or the period for which it holds any rights under this Agreement, the reasons or purposes for its acquisition of such rights and the nature of any arrangements by which it disposes of or otherwise turns to account such rights) under the Loan Documents. In this subclause (C), “conditions” shall mean conditions relating to an entity’s eligibility for full exemption under the relevant Treaty and shall not be treated as including any procedural formalities that need to be satisfied in relation to that Treaty.

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“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“U.K. Non-Bank Lender” means:
(A) a Lender (which falls within clause (A)(II) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Administrative Agent; and
(B) where a Lender becomes a Loan Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment and Assumption which it executes on becoming a Loan Party.
(ii) Tax gross-up.

(A) Each Relevant Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(B) A Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Administrative Agent accordingly in writing. Similarly, a Lender shall notify the Administrative Agent in writing on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the Relevant Borrower in writing.

(C) If a Tax Deduction is required by law to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(D) A payment shall not be increased under paragraph (C) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom, if on the date on which the payment falls due:
(I) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender (assuming that any necessary formalities have been completed), but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(II) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (A)(II) of the definition of Qualifying Lender and:
(1) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under Section 931 of the ITA which relates to the payment and that Lender has received from the Relevant Borrower making the payment a certified copy of that Direction; and

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(2) the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or
(III) the relevant Lender is a Qualifying Lender solely by virtue of paragraph (A)(II) of the definition of Qualifying Lender and:
(1) the relevant Lender has not given a Tax Confirmation to the Relevant Borrower; and
(2) the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Relevant Borrower, on the basis that the Tax Confirmation would have enabled the Relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of Section 930 of the ITA; or
(IV) the relevant Lender is a Treaty Lender and the Relevant Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (G) or (H) (as applicable) below.
(E) If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(F) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to the Administrative Agent for the benefit of the Lender entitled to the payment a statement under Section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(G)
(I) Subject to paragraph (II) below, a Treaty Lender and each Relevant Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Relevant Borrower to obtain authorisation to make that payment without a Tax Deduction.
(II)
(1) A Treaty Lender which becomes a Loan Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect by notifying the Administrative Agent of its scheme reference number and its jurisdiction of tax residence; and
(2) a Treaty Lender which becomes a Lender after the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption which it executes,

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and, having done so, that Lender shall be under no obligation pursuant to paragraph (1) above.
(H) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (G)(II) above and:
(I) a Relevant Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or
(II) a Relevant Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:
(1) that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(2) HM Revenue & Customs has not given the Relevant Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing, and in each case, the Relevant Borrower has notified that Lender in writing, that Lender and the Relevant Borrower shall co-operate in completing any additional procedural formalities necessary for that Relevant Borrower to obtain authorisation to make that payment without a Tax Deduction.
(I) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (G)(II) above, no Relevant Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.
(J) A Relevant Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.
(K) A U.K. Non-Bank Lender which becomes a Loan Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Administrative Agent by entering into this Agreement.
(L) A U.K. Non-Bank Lender shall promptly notify the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.
(iii) Tax indemnity
(A) The Relevant Borrowers shall (within three Business Days of demand by the Administrative Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.
(B) Paragraph (A) above shall not apply:
(I) with respect to any Taxes assessed on a Lender:
(1) under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender Party is treated as resident for tax purposes; or

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(2) under the law of the jurisdiction in which such Lender’s Lending Office is located in respect of amounts received or receivable in that jurisdiction, if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or
(II) to the extent a loss, liability or cost:
(1) is compensated for by an increased payment under Clause 3.1(g)(ii) (Tax gross-up);
(2) would have been compensated for by an increased payment under Clause 3.1(g)(ii) (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph 3.1(g)(ii)(D) (Tax gross-up) applied; or
(3) is attributable to a deduction required to be made under FATCA.
(C) A Lender making, or intending to make a claim under paragraph (iii)(A) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Relevant Borrower.
(D) A Lender shall, on receiving a payment from an Relevant Borrower under this Clause 3.1(g)(iii), notify the Agent.
(iv) Tax Credit

(A) If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:
(I) a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(II) that Lender has obtained and utilised that Tax Credit,
the Lender shall pay an amount to the Relevant Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower, subject to and net of all out-of-pocket expenses (including Taxes) incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), and provided that each Relevant Borrower, upon the request of the Lender, agrees to repay the amount paid over to such Relevant Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to, or loses the benefit of, such Tax Credit with such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Lender be required to pay any amount to a Relevant Borrower pursuant to this subsection the payment of which would place the Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Relevant Borrower or any other Person.

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(v) Lender Status Confirmation Each Lender which becomes a Loan Party to this Agreement after the date of this Agreement shall indicate, in the Assignment and Assumption which it executes on becoming a Loan Party, and for the benefit of the Administrative Agent and without liability to any Borrower, which of the following categories it falls in:

(A) not a Qualifying Lender;
(B) a Qualifying Lender (other than a Treaty Lender); or
(C) a Treaty Lender.
If a Lender which becomes a Loan Party to this Agreement after the date of this Agreement fails to indicate its status in accordance with this Clause 3.1(g)(v) then such Lender shall be treated for the purposes of this Agreement (including by each Borrower) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Borrowers). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Clause 3.1(g)(v).
(vi) Stamp taxes The Relevant Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.

(vii) VAT

(A) All amounts expressed to be payable under a Loan Document by any Loan Party to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (B) below, if VAT is or becomes chargeable on any supply made by any Lender to any Loan Party under a Loan Document and such Lender is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to that Loan Party).
(B) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any Loan Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(I) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (I) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(II) (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to

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the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(III) Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(IV) Any reference in this Clause 3.1(g)(vii) to any Loan Party shall, at any time when such Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
(V) In relation to any supply made by a Lender to any Loan Party under a Loan Document, if reasonably requested by such Lender, that Loan Party must promptly provide such Lender with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.
(viii)    FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)     confirm to that other Party whether it is:
(A) a FATCA Exempt Party; or
(B) not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its FATCA status as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify the other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Loan Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

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(i)     any law or regulation;
(ii)    any fiduciary duty; or
(iii)    any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(ix)    FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Administrative Agent and the Administrative Agent shall notify the other Loan Parties.

(h)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law) or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law) has made it impracticable or unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate or BA Equivalent Rate, or to determine or charge interest rates based upon the Eurocurrency Rate or BA Equivalent Rate, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans or to make BA Equivalent Loans or to convert Canadian Prime Rate Loans to BA Equivalent Loans, as applicable, shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon three (3) Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans or BA Equivalent Loans to Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue

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to maintain such Eurocurrency Rate Loans or BA Equivalent Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans or BA Equivalent Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate or BA Equivalent Rate, the Administrative Agent shall, during the period of such suspension, compute the applicable Base Rate or Canadian Prime Rate, as applicable, to such Lender without reference to the Eurocurrency Rate or BA Equivalent Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate or BA Equivalent Rate. Each Lender agrees to notify the Administrative Agent and the Lead Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate or BA Equivalent Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates. If, prior to the commencement of any Interest Period for a Eurocurrency Rate Loan or a BA Equivalent Loan:the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the BA Equivalent Rate or the Eurocurrency Rate, as applicable for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the BA Equivalent Rate or the Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (b) or clause (a) above, “Impacted Loans”);
then the Administrative Agent shall give notice thereof to the Lead Borrower and the Lenders by electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Rate Loan or a BA Equivalent Loan, as applicable, shall be ineffective and (ii) if any Request for Credit Extension requests a Eurocurrency Rate Loan or a BA Equivalent Loan, then such Borrowing shall be made as an Base Rate Loan or Canadian Prime Rate Loan, as applicable and the utilization of the Eurocurrency Rate component in determining the Base Rate and the utilization of the BA Equivalent Rate component in determining the Canadian Prime Rate shall be suspended; provided, that, in each case, the Lead Borrower may revoke any Request for Credit Extension that is pending when such notice is received.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this Section 3.03 and/or is advised by the Required Lenders of their determination in accordance with clause (b) of this Section 3.03 and the Lead Borrower shall so request, the Administrative Agent, the Required Lenders and the Lead Borrower shall negotiate in good faith to amend the definition of Eurocurrency Rate, BA Equivalent Rate and other applicable provisions to preserve the original intent thereof in light of such change; provided, that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of this Section 3.03.

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3.04    Increased Costs; Reserves on Eurocurrency Rate Loans and BA Equivalent Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurocurrency Rate) or L/C Issuer;
(ii)    impose on any Lender or L/C Issuer or the London interbank market or the Canadian bankers’ acceptances market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement, Eurocurrency Rate Loans or BA Equivalent Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Lender or L/C Issuer to any Taxes on its Loans, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan or BA Equivalent Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or any L/C Issuer or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or otherwise), then such Lender or L/C Issuer will promptly notify the Lead Borrower and the Administrative Agent of such event and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. Within 30 days after receipt of a written demand from a Lender or L/C Issuer claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, the applicable Borrower will pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or such L/C Issuer for such increased costs actually incurred or reduction actually suffered, provided, that, to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Effective Date, then such Lender or such L/C Issuer shall be compensated pursuant to this Section 3.06(a) only to the extent such Lender or such L/C Issuer is imposing such charges on similarly situated borrowers under the other syndicated credit facilities that such Lender is a lender under or such L/C Issuer is a letter of credit issuer under. Notwithstanding the foregoing, (i) no Borrower shall be liable for such increased cost or reduction (x) other than to the extent that it relates to the Facility under which such Person is a Borrower or (y) which is attributable to any Bank Levy (or, any payment attributable to or liability arising as a consequence of a Bank Levy, (ii) this paragraph will not apply to (A) Indemnified Taxes or Other Taxes indemnifiable under Section 3.01 or (B) Excluded Taxes, and (iii) no Borrower shall be obligated to pay any such increased cost or reduction that is attributable to the period ending 90 days prior to the date of any demand delivered to such Borrower pursuant to this Section 3.04(a).
(b)    Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such

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Lender the L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity requirements), then, from time to time upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, or such Lender’s or such L/C Issuer’s holding company, for any such reduction actually suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section 3.04 delivered to the Borrowers shall be conclusive absent manifest error. The applicable Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Additional Reserve Requirements. The Company shall pay (or cause the applicable Borrower to pay) to each applicable Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs, setting forth the calculation thereof in reasonable detail, from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.
3.05    Compensation for Losses. In the event of (a) the payment of any principal of any Eurocurrency Rate Loan or BA Equivalent Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Rate Loan or BA Equivalent Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Rate Loan or BA Equivalent

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Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 3.06 or Section 10.04, then, in any such event, such Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender under the relevant Facility for the actual loss, cost and expense attributable to such event (excluding loss of margin). For purposes of calculating amounts payable by such Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded and to have funded each BA Equivalent Loan made by it at the BA Equivalent Rate for such Loan by the acceptance of a bankers’ acceptance or other borrowing for a comparable amount and for a comparable period, whether or not such BA Equivalent Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to such Borrower shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt of such demand. Notwithstanding the foregoing, this Section 3.05 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 3.01 shall govern.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests any action pursuant to Section 3.02 or compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 10.13.

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3.07    Survival. All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement, each Loan Document, including, without limitation, each Note, each Security Document, each Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Company, including, without limitation, the filing of UCC financing statements, PPSA financing statements or any other equivalent filing under applicable Law, in appropriate jurisdictions and form, including filings with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office and such other documents under applicable Law in each jurisdiction as may be necessary to perfect the Liens created, or purported to be created, by the Security Documents;
(ii)    certified copies of board and shareholder resolutions, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(iii)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly incorporated, organized or formed, and that each of the Company and each Subsidiary Guarantor and Foreign Subsidiary Guarantor is validly existing, in good standing and qualified to engage in business its jurisdiction of incorporation or formation, as applicable, including, in the case of a U.K. Borrower, certified copies of Organization Documents;
(iv)    favorable opinions of (a) Dechert LLP, counsel to the Loan Parties, (b) McMillan LLP, Ontario and Quebec counsel to the Loan Parties, (c) the General Counsel or Associate General Counsel to the Company, and (d) Norton Rose Fulbright LLP, special English counsel to the Administrative Agent and Lenders, in each instance, addressed to the Administrative Agent, as to the matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request in form and substance reasonably acceptable to the Administrative Agent and the Lenders;

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(v)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(vi)    a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements for the Fiscal Year ending December 31, 2014, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) that Borrowers are Solvent;
(vii)    receipt by the Administrative Agent and the Joint Lead Arrangers, in form and substance satisfactory to them, of (a) 5 year financial projections of Borrowers on an annual basis, and for the Fiscal Years ending December 31, 2015 and December 31, 2016, on a quarterly basis, and (b) interim financial statements for Borrowers’ most recently ended Fiscal Quarter;
(viii)     receipt by the Administrative Agent of satisfactory evidence that Borrowers have received all governmental and third party consents and approvals as may be appropriate in connection with the Facilities and the transactions contemplated hereby;
(ix)    the Administrative Agent’s and each Lender’s satisfactory completion of its due diligence (including, with respect to “know your customer” and anti-money laundering requirements);
(x)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, including, without limitation, receipt by the Administrative Agent of certificates of insurance with respect to Borrowers’ property and liability insurance, together with a loss payable endorsement naming the Administrative Agent as loss payee, and general liability insurance, all in an industry-standard form and substance reasonably satisfactory to it;
(xi)    evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date have been released;
(xii)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require;
(xiii)    a duly executed (A) Request for Credit Extension with respect to the initial advances to be made hereunder and (B) funds flow agreement and/or pay proceeds letter setting forth payment instructions with respect to the disbursements to be made from the proceeds of such advances on the Closing Date, in each instance, in form and substance satisfactory to the Administrative Agent;
(xiv)    the Administrative Agent shall have received a Borrowing Base Certificate which calculates each Borrowing Base as of August 31, 2015 that is reasonably satisfactory to and delivered to the Administrative Agent at least 5 days prior to the Closing Date. Upon giving

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effect to the initial funding of Loans and issuance of Letters of Credit, Aggregate Availability shall be at least $75,000,000; and
(xv)    Borrowers shall deliver to the Administrative Agent, from time to time at the request of Administrative Agent, an Internal Revenue Service form 8821.
(b)    Any fees required to be paid on or before the Closing Date shall have been paid.
(c)    Unless waived by the Administrative Agent, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans or BA Equivalent Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (other than any representation or warranty qualified by “materiality” or “Material Adverse Effect,” which representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.
(b)    No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)    If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.13 to the designation of such Borrower as a Designated Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.
(e)    In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions

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or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
(f)    After giving effect to such Credit Extension, (a) the Total Outstandings under the Facility for which such Credit Extension is being requested shall not exceed the Borrowing Base for such Facility, (b) the Total Outstandings under all Facilities shall not exceed the Aggregate Borrowing Base and (c) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans or BA Equivalent Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Except as otherwise provided in Section 5.19, each Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01    Existence, Qualification and Power. Each Loan Party and each Material Subsidiary thereof (a) is duly incorporated, organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Material Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

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5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements for the Fiscal Year ending December 31, 2014 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The unaudited consolidated balance sheets of the Company and its Subsidiaries dated June 30, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    Since the date of the Audited Financial Statements for the Fiscal Year ending December 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)    The consolidated forecasted balance sheet and statements of income and cash flows of the Company and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Company’s best estimate of its future financial condition and performance. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it related to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.07    No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

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5.08    Ownership of Property; Liens. (a) Each of the Company and each Material Subsidiary has good title to, or valid leasehold interests in, all its personal property material to its business, free and clear of all Liens except for, in the case of Collateral, any Liens expressly permitted under the Security Documents and minor irregularities or deficiencies in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or to utilize such personal property for its intended purpose. The personal property of the Loan Parties, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and damage by casualty excepted) and (ii) constitutes all the personal property which is required for the business and operations of the Companies as presently conducted.
(b) Each of the Company and each Material Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title or leasehold interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The real property of the Company and its Material Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
5.09    Environmental Compliance. There exist no claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.10    Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.
5.11    Taxes. The Company and its Subsidiaries have filed all federal, provincial, material foreign, material state and other tax returns and reports required to be filed, and have paid all federal, provincial, material foreign, material state, and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except in all cases those which are being Properly Contested. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
5.12    Pension Plans.
(a)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.
(b)    Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five (5) year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) no Plan has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of

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ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(c)    Each Canadian Loan Party and its Subsidiaries are in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal, provincial or territorial laws with respect to each Canadian Pension Plan and with respect to its obligations under any Canadian Multiemployer Pension Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, no unfunded liability or solvency or wind-up deficiency exists in respect of the Canadian Pension Plans or, to its knowledge any Canadian Multiemployer Pension Plan. Except as would not be reasonably expected to result in a Material Adverse Effect (i) no Canadian Loan Party or any of its Subsidiaries has any material withdrawal liability in connection with a Canadian Multiemployer Pension Plan and (ii) no Canadian Pension Event has occurred. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no Lien has arisen, choate or inchoate, in respect of any Canadian Loan Party or its Subsidiaries or their property in connection with any Canadian Pension Plan or Canadian Multiemployer Pension Plan (save for contribution amounts not yet due). No Canadian Pension Plan provides benefits on a defined benefit basis and no Loan Party contributes to a Canadian Multiemployer Pension Plan.
(d)    No U.K .Loan Party is or has at any time been: (A) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (U.K.)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993 (U.K.)); or (B) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004 (U.K.)) of such an employer. No U.K. Loan Party has been issued a Financial Support Direction or Contribution Notice in respect of any pension scheme.
5.13    Subsidiaries; Equity Interests. As of the Closing Date, Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. As of the Closing Date, the Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in the Company have been validly issued and are fully paid and nonassessable.
5.14    Margin Regulations; Investment Company Act.
(a)    No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U, T or X of the Board of Governors.
(b)    None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure.

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No report, Borrowing Base Certificate, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) when furnished, taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it related to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
5.16    Compliance with Laws.
Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17    Taxpayer Identification Number; Other Identifying Information.
The true and correct U.S. taxpayer identification number of the Company is set forth on Schedule 10.02. The true and correct unique identification number (if any) of each Designated Borrower that is a Foreign Subsidiary and a party hereto on the Closing Date that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.17.
5.18     Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, industrial designs, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed by the Company or any Subsidiary infringes upon any rights held by any other Person, except where such infringement could not reasonably be expected to have a Material Adverse Effect. No written claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.19    PATRIOT Act, OFAC and FCPA. (a)    The Borrowers will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary or (to the Company’s knowledge) any joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person that, at the time of such funding, is the target of Sanctions, or in any country or territory, that, at the time of such funding, is the target of country-wide or territory-wide Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

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(b)    The Company, the Borrowers and their Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of the Company, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Corruption of Foreign Public Officials Act (Canada), the Bribery Act 2010 (U.K.) or other similar applicable Law.
(c)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Company, no Loan Party has, in the past three (3) years, committed a violation of applicable regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the USA Patriot Act, the FCPA, the Corruption of Foreign Public Officials Act (Canada) or Canadian AML Legislation.
(d)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no Loan Party, or, to the knowledge of the Company, any director, officer, employee or agent thereof is an individual or entity currently on OFAC’s list of Specifically Designated Nationals and Blocked Persons or any similar list maintained by a Governmental Authority, nor is any Loan Party located, organized, incorporated or resident in a country or territory that is the target of country-wide or territory-wide Sanctions.
To the extent applicable, any representation or undertaking made under this Section 5.19 and relating to a Subsidiary organized in Germany is made only insofar as such representation or undertaking does not result in a violation of, or conflict with, Section 7 of the German Foreign Trade Ordinance.
5.20     Representations as to Foreign Obligors.
Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:
(a)    Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.
(b)    The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been

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made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced (ii) registration of particulars of Security Agreement granted by a U.K. Loan Party at Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 (UK) or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 (UK) and payment of associated fees and (iii) any charge or tax as has been timely paid.
(c)    There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.
(d)    The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
(e)    For the purposes of the Insolvency Regulation, each of the U.K. Loan Party’s centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) is situated in its jurisdiction of incorporation and none of them have an “establishment” (as that term is used in Article 2(h) of the Insolvency Regulation) in any other jurisdiction.
5.21    Security Documents.
(a)    Each Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral and, when (i) financing statements (or a foreign equivalent) and other filings in appropriate form are filed and recorded in the appropriate offices and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected by possession or control, shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral under applicable Law, in each case subject to no Liens other than Liens expressly permitted under the Security Documents.
(b)    Each U.K. Borrower’s payment obligations under the U.K. Security Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
(c)    Under the applicable Law of each foreign Loan Party’s jurisdiction of incorporation, chief executive office and registered office, it is not necessary that any Security Document relating to such foreign Loan Party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to that Security Document or the transactions contemplated by such Security Document, except (a) filing, registration or recordation on a voluntary basis or as required in order to perfect the security interest created by such Security Document in any relevant jurisdiction, (b) registration of particulars of Security Agreement granted by a U.K. Loan Party at Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 (UK) or any regulations relating to the registration of charges made under,

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or applying the provisions of, the Companies Act 2006 (UK) and (c) in each case, payment of associated fees, stamp taxes or mortgage duties.
5.22    Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account or Eligible Unbilled Account in any Borrowing Base Certificate submitted, such Account is an Eligible Account or Eligible Unbilled Account (as the case may be). Without limiting the generality of the foregoing, Borrowers represent that each such Account:
(a)    it is genuine and in all respects what it purports to be;
(b)    it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the ordinary course of business, and substantially in accordance with any purchase order, contract or other document relating thereto;
(c)    it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to the Administrative Agent on request;
(d)    it is not subject to any Lien (other than the Administrative Agent’s Liens);
(e)    it is not subject to any offset, deduction, defense, dispute, counterclaim or other adverse condition in an amount not to exceed $250,000 in the aggregate, except as arising in the ordinary course of business; and it is absolutely owing by the Account Debtor, without contingency in any respect;
(f)    no purchase order, agreement, document or applicable Law restricts assignment of the Account to the Administrative Agent (regardless of whether, under the UCC, PPSA or other applicable Law, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;
(g)    no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account in an amount not to exceed $250,000 in the aggregate, except discounts or allowances granted in the ordinary course of business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to the Administrative Agent hereunder; and
(h)    to the Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account in an amount not to exceed $250,000 in the aggregate in any material respect; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
5.23    Solvency. Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, the Company and its Subsidiaries, on a consolidated basis, is and will be Solvent. No Canadian Loan Party is an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada).
5.24    Labor Matters.

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(a)    None of the Loan Parties or their Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union, labor organization or other bargaining agent on the Closing Date except as set forth on Schedule 5.24.
(b)    As of the Closing Date and except as set forth on Schedule 5.24, there are no strikes, lockouts or slowdowns against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with the Fair Labor Standards Act or any other applicable federal, state, provincial, municipal, local or foreign Law dealing with hours worked by or payments made to employees or any similar matters (including but not limited to the appropriate classification of employees as exempt or non-exempt), (ii) the Company and its Subsidiaries have properly classified all individuals engaged as contractors as such under all applicable federal, state, provincial, municipal, local or foreign Laws, (iii) the Company and its Subsidiaries are in compliance with the Worker Adjustment and Retraining Notification Act and all other federal, state, provincial, municipal, local or foreign Laws relating to plant closings or mass layoffs and (iv) all payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary. Neither the Company nor any Subsidiary is subject to any claims arising out of any employment matter, whether pending as of the Effective Date or to its knowledge threatened, which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as does not, or would not reasonably be expected to, have a Material Adverse Effect, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.
ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations for which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
6.01    Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, consolidated changes in shareholders’ equity, and consolidated cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

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(b)    as soon as available, but in any event within 45 days after the end of each fiscal quarter of the Company, a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (other than a comparison as to cash flows), all in reasonable detail, such consolidated and consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under Section 6.01(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (B) beginning with the fiscal quarter ending September 30, 2015, setting forth computations in reasonable detail demonstrating the calculation of the covenant contained in Section 7.11 (regardless of whether a Trigger Period exists). Administrative Agent will, promptly upon receipt, deliver (or make available) to the Lenders the items delivered by Borrowers under Section 6.01(a), (b) and (c);
(d)     within 90 days after the beginning of each fiscal year, a consolidated budget for Company and its Subsidiaries, such budget to include consolidated balance sheets, statements of income and sources and uses of cash, for such fiscal year prepared in detail on a quarterly basis, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Responsible Officer of Company to the effect that the consolidated budget of Borrowers is a reasonable estimate for the periods covered thereby;
(e)    as soon as available, but in any event within twenty-five (25) days of the end of each fiscal month (commencing with the fiscal month ending October 31, 2015) (or, by Wednesday of each calendar week, as of the close of business on the prior Friday (it being understood that a calendar week ends on Sunday) during any Trigger Period), each Borrowing Base Certificate which calculates the applicable Borrowing Base as of the last day of the fiscal month (or calendar week if applicable) then ended, together with supporting information in connection therewith. Each Borrowing Base Certificate shall include or be accompanied by an aging of the Borrowers’ Accounts (including, without limitation, unbilled Accounts) and accounts payable, including all invoices’ invoice date and payment terms together with a reconciliation to the Borrowing Base Certificate delivered as of such date, and with respect to the Borrowers’ Accounts (including, without limitation, unbilled Accounts), specifying the name, country and balance due for each Account Debtor, in each case in the form attached hereto as Exhibit L. Borrowers shall report Value and other components of a Borrowing Base to the Administrative Agent in the currency invoiced by the applicable Borrower or shown in such Borrower’s financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. The Dollar Equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by the Administrative Agent on a daily basis, based on the current Spot Rate;
(f)    during any Trigger Period, by Wednesday of each calendar week (it being understood that a calendar week ends on Sunday), a weekly roll-forward of the Borrower’s Accounts (including,

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without limitation, unbilled Accounts), which shall be prepared as of the close of business on the prior Friday; and
(g)    promptly, from time to time, such other information regarding the Collateral, operations, business affairs and financial condition of Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
6.02    Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;
(b)    [Reserved];
(c)    promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;
(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities (in such capacity) of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(f)    promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and
(g)    promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) through (f) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether

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sponsored by the Administrative Agent), provided that: (i) the Company shall deliver a paper copy of any such document to the Administrative Agent or any Lender upon its request to the Company to deliver such document. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Bank of America’s internal electronic system or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”
6.03    Notices. Notify the Administrative Agent:
(a)    Promptly of the occurrence of any Default;
(b)    Promptly of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    Promptly of the occurrence of any ERISA Event or Canadian Pension Event that could reasonably be expect to result in liabilities in excess of the Threshold Amount or in a Material Adverse Effect;
(d)    At the time the Compliance Certificate is required to be delivered of any material change in accounting policies or financial reporting practices by the Company or any Material Subsidiary, including any determination by the Company referred to in Section 2.10(d);
(e)    the occurrence of a Casualty Event in excess of $2,000,000;
(f)    within thirty (30) days (or such shorter period as reasonably agreed to by the Administrative Agent), prior written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or

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organization or the location of the chief executive office, registered office or domicile of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns real property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction;
(g)    concurrently with delivery of financial statements pursuant to Section 6.01(b), the Company or the Lead Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Company or the Lead Borrower (i) setting forth any information required to be delivered pursuant to any Security Document or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this Section, and (iii) identifying any wholly-owned Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter; and
(h)    promptly upon receipt of a notice from a Governmental Authority relating to any assessment for unpaid or past due Taxes of a Loan Party with an aggregate liability in excess of $250,000, notify the Administrative Agent of such receipt and deliver a copy of such notice to the Administrative Agent.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all payroll obligations, payroll taxes and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in each case, (i) where the amount or validity thereof are being Properly Contested or (ii) to the extent that failure to pay or discharge such obligations could not reasonably be expected to cause or allow the acceleration of liabilities in excess of the Threshold Amount or to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Borrower will, and will cause each Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
6.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, industrial designs, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and

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condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
6.07    Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. With respect to all insurance of any Loan Party, Company shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least the lesser of (x) 30 days after receipt by the Administrative Agent of written notice thereof and (y) the notice period prescribed or permitted under applicable regulation or law (unless it is such insurer’s policy not to provide such a statement), and (ii) name the Administrative Agent as mortgagee or loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties, as applicable, (in the case of general liability insurance), as applicable. Company shall provide applicable insurance certificates and insurance endorsements as the Administrative Agent may request from time to time.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
6.10    Inspection Rights; Field Examinations. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that, if no Default or Event of Default is then in existence, the Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants), all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice. At any time that the Administrative Agent requests in its discretion, after reasonable prior notice, the Borrowers will allow the Administrative Agent to conduct field examinations or updates thereof during normal business hours to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems; provided, however, only one such field examination in any twelve month period shall be at the sole expense of the Loan Parties; provided, further, however, (a) two such field examinations in any twelve month period shall be at the sole expense of the Loan Parties if Aggregate Availability falls below 20% of the Aggregate

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Borrowing Base for three (3) consecutive Business Days during such twelve month period and (b) so long as an Event of Default has occurred and is continuing there shall be no limitation as to number and frequency of such field examinations that shall be at the sole expense of the Loan Parties. For purposes of this Section 6.10 it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Loan Parties and their assets.
6.11    Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any applicable Law or of any Loan Document and for Capital Expenditures and Permitted Acquisitions.
6.12    Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.
6.13    Additional Subsidiary Guarantors.
(a)    Notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary (other than an Excluded Domestic Subsidiary or an Immaterial Subsidiary) or any Domestic Subsidiary that is not a Subsidiary Guarantor hereunder shall cease to be an Excluded Domestic Subsidiary or an Immaterial Subsidiary, or the Subsidiaries included as Immaterial Subsidiaries exceed clause (ii) of the proviso of such definition, and promptly thereafter (and in any event within 30 days), cause such Subsidiary that is not an Excluded Domestic Subsidiary or an Immaterial Subsidiary, or such Subsidiaries as shall be necessary to satisfy such definition, to (x) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (y) deliver to the Administrative Agent documents of the types referred to in clauses (ii) and (iii) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (x)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
(b)    Notify the Administrative Agent at the time that any Immaterial Foreign Subsidiary hereunder shall cease to be an Immaterial Foreign Subsidiary, or the Foreign Subsidiaries included as Immaterial Foreign Subsidiaries exceed clause (ii) of the proviso of such definition, and promptly thereafter (and in any event within 30 days), cause such Foreign Subsidiary that is not an Immaterial Foreign Subsidiary, or such Foreign Subsidiaries as shall be necessary to satisfy such definition, to (x) become a Foreign Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the applicable Foreign Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (y) deliver to the Administrative Agent documents of the types referred to in clauses (ii) and (iii) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (x)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
6.14    Maintenance of Deposit Accounts. (a)    Within 60 days (or such later date as the Administrative Agent may agree in its reasonable discretion) of the Closing Date (or, with respect to any Deposit Account other than Excluded Deposit Accounts opened following the Closing Date, the date such Loan Party notifies the Administrative Agent of the opening of such Deposit Account or

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within 60 days, or such later date as the Administrative Agent may agree in its discretion, of the date any Person becomes a Loan Party hereunder), (i) each Loan Party (other than a U.K. Borrower) shall cause each bank or other depository institution at which any Deposit Account (that is a collection account) other than any Excluded Deposit Account is maintained, to enter into a Deposit Account Control Agreement that provides for such bank or other depository institution to transfer to a Dominion Account, on a daily basis, all balances in each Deposit Account (that is a collection account) other than any Excluded Deposit Account maintained by any Loan Party with such depository institution for application to the Obligations of such Loan Party then outstanding following the receipt by such bank or other depository institution of a Dominion Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Dominion Notice to the Company), (ii) (A) the U.S. Borrowers and Canadian Borrowers shall establish the Dominion Accounts subject to the Deposit Account Control Agreements from the Dominion Account banks, establishing the Administrative Agent’s first-priority perfected Lien (other than Permitted Liens) on, and control over each Dominion Account, which may be exercised by the Administrative Agent during any Trigger Period and (B) each U.K. Borrower shall establish all of its Deposit Accounts, including, without limitation, its Dominion Accounts with the London branch of the Administrative Agent, all of which shall be subject to the Deposit Account Control Agreements with the Administrative Agent, which shall, in the case of its Dominion Accounts establish the Administrative Agent’s first-priority perfected Lien (other than Permitted Liens) on, and control over each such Dominion Account at all times and concurrently with the delivery of the relevant Deposit Account Control Agreements, each U.K. Borrower shall deliver an executed fixed charge over each of its Dominion Accounts and all Accounts owed to U.K. Borrower, (iii) each Loan Party irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact to collect such balances, to the extent any such delivery is not so made and (iv) each Loan Party shall instruct each Account Debtor to make all payments with respect to the Collateral into Deposit Accounts subject to Deposit Account Control Agreements and each U.K. Borrower shall further instruct each Account Debtor to make all payments without exception into a Dominion Account of that U.K. Borrower.
(b)    The Borrowers shall maintain the Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to the Administrative Agent and shall establish such lockbox or other arrangement as provided in clause (a) above. The Administrative Agent and the Lenders assume no responsibility to the Loan Parties for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any check, draft or other item of payment payable to a Loan Party (including those constituting proceeds of Collateral) accepted by any bank.
(c)    Subject to clause (a) above, the Borrowers (other than the U.K. Borrowers) shall take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Deposit Account subject to a Deposit Account Control Agreement (or a lockbox relating to a Dominion Account) and each U.K. Borrower shall take all necessary steps to ensure that all payments are made directly to a Dominion Account of that U.K. Borrower. If any Loan Party receives cash or any check, draft or other item of payment payable to a Loan Party with respect to any Collateral, it shall hold the same in trust for the Administrative Agent and promptly deposit the same into any such Deposit Account or Dominion Account.
(d)    Schedule 6.14 sets forth all Deposit Accounts (other than Excluded Deposit Accounts) maintained by the Loan Parties, including all Dominion Accounts, as of the Closing Date. Subject to clause (a) above, each Loan Party shall take all actions necessary to establish the Administrative Agent’s first-priority perfected Lien (other than Permitted Liens) on and control (within the meaning of the UCC or other applicable Law) over each such Deposit Account other than Excluded Deposit Accounts

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at all times. Each Loan Party shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than the Administrative Agent) to have a perfected Lien (other than Permitted Liens) on or control over a Deposit Account or any deposits therein. Each Loan Party shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account.
6.15    Security Interests; Further Assurances. Promptly, upon the request of the Administrative Agent, at the applicable Borrower’s, expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens (other than Permitted Liens) except as permitted by the applicable Security Document, or obtain any consents or waivers as may be reasonably necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority use commercially reasonable efforts to execute and deliver, or to cause the execution and delivery of all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may reasonably require.
6.16     Change in Business. The Loan Parties shall not make, or permit any of its Material Subsidiaries to make, any material change in the nature of the business as carried on or as contemplated to be carried on by the Company and its Material Subsidiaries taken as a whole at the Effective Date other than businesses that are similar, ancillary or reasonably related to such business.
6.17    Changes in Fiscal Periods. The Company shall not make any change in its fiscal year; provided, that, the Company may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
6.18    U.K. Pensions.
(a)    Each U.K. Loan Party shall ensure that all pension schemes operated by or maintained for its benefit and/or any of its employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 (U.K.) and that no action or omission is taken by any U.K. Loan Party in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or a U.K. Loan Party ceasing to employ any member of such a pension scheme);
(b)    Each U.K. Loan Party shall ensure that it is not an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004 (U.K.)) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993(U.K.)) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004 (U.K.)) such an employer;

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(c)    Each U.K. Loan Party shall deliver to the Administrative Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the U.K. Loan Parties); and (ii) at any other time if the Administrative Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in clause (a) above;
(d)    Each U.K. Loan Party shall promptly notify the Administrative Agent (i) of any material change in the rate of contributions to any pension scheme mentioned in clause (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise); (ii) of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any U.K. Loan Party; and (iii) if it or any Loan Party receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.
6.19    Centre of Main Interests.
Each U.K. Loan Party shall maintain its centre of main interests in its jurisdiction of incorporation for the purposes of the Insolvency Regulation.

ARTICLE VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations for which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (together with any Lien expressly permitted under a Security Document, the “Permitted Liens”):
(a)    Liens in favor of the Administrative Agent and the Secured Parties pursuant to any Loan Document;
(b)    Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed in any material respect, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
(c)    Liens for taxes, assessments or governmental levies not yet due or which are being Properly Contested;
(d)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being Properly Contested;

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(e)    statutory Liens (other than Liens for Taxes or imposed under ERISA or applicable Law governing Canadian Pension Plans) or Liens on Accounts or any other assets included in the calculation of a Borrowing Base from time to time including the proceeds thereof) arising in the ordinary course of business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;
(f)    Liens (including pledges or deposits) to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety, stay and appeal bonds, performance bonds, governmental contracts and other obligations of a like nature incurred in the ordinary course of business;
(g)    easements, rights-of-way, restrictions (including zoning restrictions), encroachments, licenses, covenants and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing judgments for the payment of money not constituting a Default or Event of Default under Section 8.01(h);
(i)    Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, nor do such Liens encumber any Accounts or any other assets included in the calculation of a Borrowing Base from time to time including the proceeds thereof, and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;
(j)    Liens securing Indebtedness permitted under Section 7.03(f), so long as such Liens do not secure Accounts or any other assets included in the calculation of a Borrowing Base from time to time including the proceeds thereof;
(k)    Liens (other than Liens on Accounts or any other assets included in the calculation of a Borrowing Base from time to time including the proceeds thereof) on property or assets acquired pursuant to a Permitted Acquisition (and the proceeds thereof) or assets of any Subsidiary of the Company in existence at the time such Subsidiary is acquired pursuant to an acquisition permitted hereunder and not created in contemplation thereof;
(l)    bankers’ liens, rights to setoff and credit balances with respect to deposit accounts and other Cash Equivalents and Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;
(m)    Liens on insurance policies and the proceeds thereof securing the financing of the insurance premiums in respect thereto;
(n)    Liens arising out of consignment or similar arrangements for the sale of goods through third parties in the ordinary course of business;
(o)    Liens on property of any Foreign Subsidiary that is not a Loan Party securing its Indebtedness and other obligations in an aggregate principal amount not exceeding (for all Foreign Subsidiaries) $5,000,000 at any time outstanding; and

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(p)    other Liens securing obligations permitted under Section 7.03(f) of this Agreement, so long as such Liens do not secure Accounts or any other assets included in the calculation of a Borrowing Base from time to time including the proceeds thereof.
7.02    Investments. Make any Investments, except:
(a)    Investments held by the Company or such Subsidiary in the form of cash equivalents;
(b)    advances made to officers, directors and employees of the Company and its Subsidiaries at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes, in aggregate not to exceed at any one time outstanding $5,000,000;
(c)    Investments by (i) the Company in any Loan Party, (ii) any Subsidiary in the Company or any other Loan Party (including any Guarantee of Indebtedness of the Company or any Subsidiary, as applicable), or (iii) a Loan Party in a Subsidiary (that is not a Loan Party) so long as (A) the aggregate amount (valued at cost) of all such Investments made under this clause (iii) does not exceed $10,000,000 outstanding at any time during the term of this Agreement and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(d)    the Company and its Subsidiaries may (i) acquire and hold accounts receivables or notes receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, and acquire and hold Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, (ii) invest in, acquire and hold cash and cash equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
(e)    Guarantees permitted by Section 7.03;
(f)    Investments existing on the date hereof and listed on Schedule 7.02(f);
(g)    Investments of any Person in existence at the time such Person becomes a Subsidiary of the Company; provided that such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of the Company;
(h)    Investments resulting from pledges and deposits referred to in Sections 7.01(f);
(i)    Investments consisting of the deferred portion of the sales price received in connection with any Disposition permitted hereunder;
(j)    Investments in prepaid expenses, negotiable instruments held for collection or lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;
(k)    Investments received by the Company and its Subsidiaries in connection with any Disposition permitted by Section 7.05;
(l)    Investments (including debt obligations) received by the Company and its Subsidiaries in connection with the bankruptcy or reorganization of suppliers and/or customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and/or supplies arising in the ordinary course of business;

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(m)     (i) Investments (other than Acquisitions) in any joint venture that is not a Subsidiary or (ii) other Investments (other than Acquisitions); provided that (A) the aggregate amount (valued at cost) of all such Investments made under clause (i) and (ii) does not exceed $10,000,000 during the term of this Agreement and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(n)    Investments (other than Acquisitions) if (i) upon giving pro forma effect to such Investment, Aggregate Availability is greater than the greater of (x) 12.5% of the Aggregate Borrowing Base and (y) $12,500,000 for each of the thirty (30) days preceding such Investment and as of such Investment, and (ii) the Borrowers shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving pro-forma effect to such Investment, the Company and its Subsidiaries on a consolidated basis shall have a Consolidated Fixed Charge Coverage Ratio equal to or greater than 1.0:1.0 for the trailing four fiscal quarters then ended, calculated as if such Investment occurred on the last day of such period; provided, that, the Borrowers will not be required to demonstrate compliance with this clause (n)(ii) if, upon giving pro forma effect to such Investment, Aggregate Availability is equal to or greater than 17.5% of the Aggregate Borrowing Base for each of the thirty (30) days preceding such Investment and as of such Investment; provided that, in all cases under this Section 7.02, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
(o)    Permitted Acquisitions.
7.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents or secured by the Security Documents;
(b)    Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any interest thereof or fee with respect thereto, and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate (as determined in good faith by the Company);
(c)    Guarantees of the Company or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of (i) the Company, (ii) any Loan Party, or (iii) a Subsidiary (that is not a Loan Party) so long as (A) the aggregate amount of all such Guarantees made under this clause (iii) does not exceed $20,000,000 outstanding at any time during the term of this Agreement and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(d)    obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking

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a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(e)    Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding when combined with Indebtedness permitted by Section 7.03(f), shall not exceed $15,000,000;
(f)    secured Indebtedness in an aggregate amount not to exceed, when combined with Indebtedness permitted by Section 7.03(e), $15,000,000 at any one time outstanding;
(g)     unsecured Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;
(h)    Indebtedness arising from the endorsement of instruments, the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn in the ordinary course of business against insufficient funds, or in respect of netting services, overdraft protections or otherwise in connection with customary deposit accounts;
(i)    Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits; property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, surety, custom, utility and advance payment bonds, performance and completion guaranties and similar obligations (in each case in the ordinary course of business);
(j)    Indebtedness arising from agreements providing for indemnification or adjustment of purchase price or similar obligations in any case incurred in connection with an acquisition or other Investment permitted by Section 7.02 or the Disposition of any business, assets or Subsidiary;
(k)    Indebtedness incurred in the ordinary course of business in the form of customary obligations under indemnification, incentive, non-compete, consulting, deferred compensation, earn-out or other similar arrangements;
(l)    Indebtedness incurred in connection with the financing of insurance premiums; and
(m)    intercompany Indebtedness permitted under Section 7.02(c).
Without limiting the foregoing, the Borrowers shall not make any payments (whether voluntary or involuntary) with respect to any Indebtedness (other than the Obligations and Indebtedness permitted under clause (e) above) prior to its due date under the agreements evidencing such Indebtedness as in effect on the Closing Date (or as amended thereafter with the consent of Administrative Agent); provided, that, notwithstanding the foregoing, Borrowers may prepay Indebtedness prior to its due date if (i) upon giving pro forma effect to such payment, Aggregate Availability is greater than the Trigger Threshold for each of the thirty (30) days preceding such payment and as of such payment, and (ii) the Borrowers shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving pro-forma effect to such payment, the Company and its Subsidiaries on a consolidated basis shall have a Consolidated Fixed Charge Coverage Ratio equal to or greater than 1.0:1.0 for the trailing four fiscal quarters then ended, calculated as if such payment occurred on the last day of such period; except, that, the Borrowers will not be required to demonstrate compliance with this clause (ii) if, upon giving pro forma effect to such payment, Aggregate Availability is equal to or greater than 17.5% of the Aggregate

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Borrowing Base for each of the thirty (30) days preceding such payment and as of such payment; provided further that, in all cases under this paragraph, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
7.04    Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary may merge or amalgamate with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor (including a Foreign Subsidiary Guarantor) or the Subsidiary Borrower is merging or amalgamating with another Subsidiary, the Subsidiary Guarantor (including a Foreign Subsidiary Guarantor) or the Subsidiary Borrower shall be the continuing or surviving Person;
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then the transferee must either be the (i) Company, (ii) another Loan Party, or (iii) a Subsidiary (that is not a Loan Party) so long as such Disposition is permitted under Section 7.05(d);
(c)    in connection with any acquisition permitted under Section 7.02, any Subsidiary of the Borrower may merge into or amalgamate or consolidate with any other Person or permit any other Person to merge into or amalgamate or consolidate with it; provided that (i) the Person surviving such merger or amalgamation shall be a wholly-owned Subsidiary of the Company and (ii) in the case of any such merger or amalgamation to which any Loan Party (other than the Company) is a party, such Loan Party is the surviving or continuing Person;
(d)    any Immaterial Subsidiary may be dissolved or liquidated if the Company determines in good faith such liquidation or dissolution is in the best interests of the Company and not materially disadvantageous to the Lenders; and
(e)    any Subsidiary which has no assets to distribute to its equityholders may be dissolved.
7.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of assets no longer used or useful in the conduct of its business;
(b)    Dispositions of inventory in the ordinary course of business;
(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)    Dispositions of Property by any Subsidiary to the Company or to a wholly-owned Subsidiary; provided, that, if the transferor of such property is a Loan Party, the transferee thereof must either be (i) the Company, (ii) another Loan Party, or (iii) a joint venture or Subsidiary (that is not a

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Loan Party), provided, that, in the case of a Disposition under this clause (iii), the following conditions shall be satisfied: (A) upon giving pro forma effect to such Disposition, Aggregate Availability is greater than the Trigger Threshold for each of the thirty (30) days preceding such Disposition and as of such Disposition; (B) the Borrowers shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving pro-forma effect to such Disposition, the Company and its Subsidiaries on a consolidated basis shall have a Consolidated Fixed Charge Coverage Ratio equal to or greater than 1.0:1.0 for the trailing four fiscal quarters then ended, calculated as if such Disposition occurred on the last day of such period; except, that, the Borrowers will not be required to demonstrate compliance with this clause (B) if, upon giving pro forma effect to such Disposition, Aggregate Availability is equal to or greater than 17.5% of the Aggregate Borrowing Base for each of the thirty (30) days preceding such Disposition and as of such Disposition; (C) the aggregate value (determined as the higher of cost or market) of Property Disposed of in reliance on this clause (iii)  shall not exceed $20,000,000 for a single Disposition or $40,000,000 for all Dispositions during the term of this Agreement; (D) if the value of the Property disposed of in connection with such Disposition exceeds $5,000,000 and is included in the Borrowing Base, Borrowers shall (at least 5 Business Days prior to such Disposition) deliver an updated Borrowing Base Certificate under Section 6.01(e) that gives pro forma effect to such Disposition; and (E) no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(e)    Dispositions permitted by Section 7.04;
(f)    non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years;
(g)    the Equity Interests of any Subsidiary may be sold, transferred or otherwise disposed of to the Company or any wholly-owned Subsidiary of the Company; and
(h)    Dispositions by the Company and its Subsidiaries not otherwise permitted under this Section 7.05 for fair consideration, provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) at least 75% of the aggregate consideration received by the applicable Loan Party in connection with such Disposition shall be in the form of cash or cash equivalents, (iii) if the value of the Property disposed of in connection with such Disposition exceeds $5,000,000 and is included in the Borrowing Base, Borrowers shall (at least 5 Business Days prior to such Disposition) deliver an updated Borrowing Base Certificate under Section 6.01(e) that gives pro forma effect to such Disposition; and (iv) the property Disposed of in reliance on this clause (h) in any fiscal year shall not represent more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries as of the end of the immediately preceding fiscal year of the Company.
provided, however, that any Disposition pursuant to subsections (a) through (h) shall be for fair market value and provided that no U.K. Loan Party may dispose of any Account subject to an English law fixed charge granted or purported to be granted by such U.K. Loan Party pursuant to the Security Documents without the prior consent of the Administrative Agent.
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a)    (i) each Subsidiary may make Restricted Payments to the Company, the Subsidiary Borrower and the Subsidiary Guarantors, (ii) any Subsidiary that is not a Subsidiary Guarantor may make Restricted Payments to any Subsidiary that is not a Subsidiary Guarantor, and (iii) notwithstanding

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anything to the contrary in this Section 7.06, each Loan Party may make Permitted Tax Distributions regardless of whether a Default shall have occurred and be continuing at the time such Permitted Tax Distribution is made;
(b)    the Company and each Subsidiary may (i) declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person and (ii) may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests, so long as, in each instance, prior to and immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) the aggregate amount of payments made under subsection (b)(i) and (b)(ii) above during any Fiscal Year shall not exceed $10,400,000; and
(c)    the Company may make Restricted Payments (other than payments made under clause (b) above) after the date hereof, provided that, (i) at the time of such Restricted Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all Restricted Payments made under this clause (c) shall not exceed $10,000,000 during the term of this Agreement. Notwithstanding the foregoing clause (c)(ii), Restricted Payments that would cause the aggregate amount of Restricted Payments made under this clause (c) to exceed $10,000,000 will nonetheless be permitted hereunder if (x) upon giving pro forma effect to such Restricted Payment, Aggregate Availability is greater than the greater of (I) 20% of the Aggregate Borrowing Base and (II) $20,000,000, in each case for each of the thirty (30) days preceding such Restricted Payment and as of such Restricted Payment, (y) after giving pro-forma effect to such Restricted Payment, the Company and its Subsidiaries on a consolidated basis shall have a Consolidated Fixed Charge Coverage Ratio equal to or greater than 1.0:1.0 for the trailing four fiscal quarters then ended, calculated as if such Restricted Payment occurred on the last day of such period; provided, that, the Borrowers will not be required to demonstrate compliance with the foregoing sub-clause (y) if, upon giving pro forma effect to such Restricted Payment, Aggregate Availability is equal to or greater than 25% of the Aggregate Borrowing Base for each of the thirty (30) days preceding such Restricted Payment and as of such Restricted Payment, and (z) not less than five (5) Business Days prior to any Restricted Payment, Borrowers shall deliver a certificate executed by a Responsible Officer of the Borrowers that certifies such payment complies with the foregoing requirements for a Restricted Payment.
7.07    Change in Nature of Business. Engage in any material line of business substantially different from (i) those lines of business conducted by the Company and its Subsidiaries on the date hereof or (ii) any business reasonably related or incidental to such lines of business.
7.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate (b) transactions between or among the Company and any of its wholly-owned Subsidiaries, (c) any Investment permitted by Section 7.02, (d) Indebtedness permitted by Section 7.03, (e) any Restricted Payment permitted by Section 7.06, or (f) any Affiliate who is a natural person may serve as an employee or director of the Company or any Subsidiary and receive reasonable compensation for his services as such.
7.09    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make

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Restricted Payments to the Company or any Subsidiary Guarantor or to otherwise transfer property to the Company or any Subsidiary Guarantor except for any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Company pursuant to a Permitted Acquisition, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company, (ii) of any Subsidiary to Guarantee the Indebtedness of the Company or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; provided, further, that this clause (a) shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (y) customary provisions in leases and other contracts restricting the assignment thereof, or (z) provisions in any lease or lease agreement, or any restrictions or conditions imposed by any landlord, prohibiting or restricting the granting, creation or incurrence of any liens on any premises leased by the Company or any of its Subsidiaries; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
7.10    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of “purchasing” or “carrying” any margin stock in any manner that would cause any Lender to be in violation of Regulation U of the FRB, as in effect on the date or dates of such Credit Extension and the use of such proceeds, or cause a Borrower to be unable to make the representation contained in Section 5.14(a) as of such date or dates.
7.11    Financial Covenants.
(a)    Consolidated Fixed Charge Coverage Ratio. During a Trigger Period, permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 1.0:1.0. Regardless of whether a Trigger Period exists, the Compliance Certificate delivered under Section 6.01(c) shall contain a calculation of the Consolidated Fixed Charge Coverage Ratio. Upon the occurrence of a Trigger Period, the Consolidated Fixed Charge Coverage Ratio will be tested immediately for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which the Company was required to deliver a Compliance Certificate pursuant to Section 6.01(c) and, thereafter, shall be tested at the end of each succeeding fiscal quarter until a Trigger Period no longer exists.
(b)    In calculating the Consolidated Fixed Charge Coverage Ratio for a particular period, pro forma effect will be given to any Permitted Acquisition or Disposition pursuant to Section 7.05(g) made by such Person during such period, as if such Disposition or Permitted Acquisition, as the case may be, occurred on the first day of such period (giving effect to identified post acquisition cost savings reasonably acceptable to the Administrative Agent and giving effect to funded Indebtedness or other liabilities incurred or assumed in connection therewith as if such liabilities were in effect at the first day of such period), and each of the components of such ratios shall be adjusted to give effect to any such Permitted Acquisition or Disposition, as applicable; provided, that, any adjustments made pursuant to this Section 7.11(b) related to cost savings shall not exceed 10% of Consolidated EBITDA (which, for the avoidance of doubt, shall be calculated giving pro forma effect to such Permitted Acquisition or Disposition) as of such determination.

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7.12    Sanctions. Permit any Loan or the proceeds of any Loan, directly or indirectly, (i) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (iii) in any other manner that will result in any violation by any Person (including any Lender, Joint Lead Arrangers, the Administrative Agent, L/C Issuer or Swing Line Lender) of any Sanctions.
7.13    Canadian Pension Plans.
Without the prior written consent of the Administrative Agent, no Loan Party shall establish, or otherwise incur any obligations or liabilities under or in connection with a Canadian Pension Plan or a Canadian Multiemployer Pension Plan that provides benefits on a defined benefit basis, other than obligations or liabilities accruing in accordance with the terms of a Canadian Pension Plan or a Canadian Multiemployer Pension Plan as in effect on the date hereof.
7.14    Collateral in Canada.
Permit Collateral to be located in (or moved to) a location in Canada where the Administrative Agent does not have a perfected Lien under applicable Law (except for any Collateral in transit to or from a location where the Administrative Agent does have a perfected Lien under applicable Law); provided, that, Loan Parties may have Property at their business locations in Canada where the Administrative Agent does not have a perfected Lien under applicable Law so long as such Property does not consist of Collateral having an aggregate net book value in excess of $1,000,000 at any time.  If, at any time, the net book value of such Collateral exceeds $1,000,000, the Lead Borrower shall (x) notify the Administrative Agent of such occurrence promptly (and in any event within ten (10) Business Days) after the Lead Borrower has knowledge thereof and (y) take such actions, or cause the applicable Loan Party to take such actions, as the Administrative Agent deems appropriate under applicable Law to evidence or perfect its Lien on Property located in such location or locations in Canada sufficient to cause such Collateral in Canada not subject to a perfected Lien in favor of the Administrative Agent to be below $1,000,000.  For the avoidance of doubt, the Loan Parties acknowledge and agree that, notwithstanding the foregoing, Collateral will not be deemed eligible when determining a Borrowing Base if such Collateral is located in a location in Canada where the Administrative Agent does not have a perfected Lien under applicable Law.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrowers or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.04, 6.05, 6.07, 6.10, 6.11, 6.13, 6.14 or Article VII; except, that, (i) with respect to Section 6.01(e), the Borrowers’ failure to deliver a Borrowing Base Certificate by the time periods set forth therein shall be an Event of Default if such failure continues for 3 days (or 1 day during a Trigger Period) and (ii) with respect to Section

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6.01(a) and 6.01(b), the Borrowers’ failure to deliver the financial statements required by such Sections by the time periods set forth therein shall be an Event of Default if such failure continues for 5 days;
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (other than any representation or warranty qualified by “materiality” or “Material Adverse Effect,” which representations and warranties shall be incorrect or misleading in any respect) when made or deemed made; or
(e)    Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, monitor, trustee, administrator custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) The Company or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all

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or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or
(h)    Judgments. There is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    Pension Plans. One or more ERISA Events or Canadian Pension Events shall have occurred or any Lien arises in connection with any Canadian Pension Plan (save for any Lien in respect of a contribution amount not yet due) that, when taken together with all other such ERISA Events, Canadian Pension Events and Canadian Pension Plan Liens, could reasonably be expected to result in a Material Adverse Effect; or
(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or any security interest and Lien purported to be created by any Security Document on the Collateral (other than an immaterial portion thereof) shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected security interest in and Lien on all of the Collateral thereunder (other than an immaterial portion thereof) in favor of the Administrative Agent, or shall be asserted by Borrowers or any other Loan Party not to be a valid, perfected security interest in or Lien on the Collateral covered thereby with the priority required by the Loan Documents; or
(k)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, in its discretion, and shall upon the written direction of the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)    require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto);

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(d)    exercise on behalf of itself, the Lenders, the Secured Parties and the L/C Issuer all rights and remedies available to it, the Lenders, the Secured Parties and the L/C Issuer under the Loan Documents (including, without limitation, rights in respect of the Collateral provided for in the Security Documents);
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code or any other Debtor Relief Law, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds. At all times after the commencement and during the continuance of an Application Event, any amounts received on account of the Secured Obligations or the Collateral shall be applied as follows:
(a)    Any amounts received on account of the Secured Obligations (other than proceeds of the U.S. Collateral, the Canadian Collateral or the U.K. Collateral) shall, subject to the provisions of Sections 2.17 and 2.03, be applied ratably by the Administrative Agent, separately in respect of each Facility, in the following order:
First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith;
Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations);
Third, to interest then due and payable on any Swing Line Loans;
Fourth, to the principal balance of the Swing Line Loans outstanding until the same has been prepaid in full;
Fifth, to interest then due and payable on Revolving Loans and other amounts due pursuant to Sections 3.01, 3.04 and 3.05;
Sixth, to cash collateralize all L/C Obligations (to the extent not otherwise cash collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Seventh, to the principal balance of Revolving Credit Exposure then outstanding and all Secured Bank Product Obligations on account of a Noticed Hedge with Secured Parties up to the amount of the Bank Product Reserves in respect thereof, pro rata;
Eighth, to all other Secured Obligations pro rata; and
Ninth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns);

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provided, that, in no event shall any amounts constituting Collateral of any Foreign Subsidiary be applied to any Secured Obligations of any U.S. Loan Party, and proceeds of any Collateral of a Foreign Subsidiary (other than proceeds of the Canadian Collateral and U.K. Collateral) may be applied by the Administrative Agent to the Secured Obligations of the Loan Parties (other than the Secured Obligations of any U.S. Loan Party) ratably based on the outstanding amounts under the Canadian Facility or U.K. Facility or in such other manner as the Administrative Agent determines so as to result in the repayment of the greatest amount of such Secured Obligations from the proceeds of such Collateral.
Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.
Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations under the applicable Facility last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five (5) Business Days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero. In the event that any such proceeds are insufficient to pay in full the items described in clauses “first” through “eighth” of this Section 8.03(a), the Loan Parties shall remain liable for any deficiency.
(b)    Any proceeds of U.S. Collateral shall be applied ratably in the following order:
First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the U.S. Loan Parties;
Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations or the Guaranty by the U.S. Loan Parties of the Secured Obligations of the Canadian Loan Parties and the U.K. Loan Parties) due from the U.S. Loan Parties;
Third, to interest then due and payable on any U.S. Swing Line Loans;
Fourth, to the principal balance of any U.S. Swing Line Loans outstanding until the same has been prepaid in full;
Fifth, to interest then due and payable on U.S. Revolving Loans and other amounts due pursuant to Sections 3.01, 3.04 and 3.05;
Sixth, to the principal balance of any Protective Advances then outstanding under the U.S. Facility;
Seventh, to cash collateralize all L/C Obligations under the U.S. Facility (to the extent not otherwise cash collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;

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Eighth, to the principal balance of Revolving Credit Exposure under the U.S. Facility then outstanding and all Secured Obligations of the U.S. Loan Parties on account of a Noticed Hedge with Secured Parties up to the amount of the Bank Product Reserves in respect thereof, pro rata;
Ninth, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the Canadian Loan Parties and the U.K. Loan Parties, pro rata;
Tenth, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations) due from the Canadian Loan Parties and the U.K. Loan Parties, pro rata;
Eleventh, to interest then due and payable on Revolving Loans under the Canadian Facility and the U.K. Facility, pro rata, and other amounts due pursuant to Sections 3.01, 3.04 and 3.05;
Twelfth, to the principal balance of any Protective Advances then outstanding under the U.K. Facility or Canadian Facility;
Thirteenth, to cash collateralize all L/C Obligations under the Canadian Facility and U.K. Facility (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon, pro rata;
Fourteenth, to the principal balance of Revolving Credit Exposure then outstanding under the Canadian Facility and the U.K. Facility, and all Secured Obligations of the Canadian Loan Parties and the U.K. Loan Parties on account of a Noticed Hedge with Secured Parties up to the amount of the Bank Product Reserves in respect thereof, pro rata;
Fifteenth, to all other Secured Obligations pro rata; and
Sixteenth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).
(c)    Any proceeds of the Canadian Collateral shall be applied ratably in the following order:
First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the Canadian Loan Parties;
Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations or the Guaranty by the Canadian Loan Parties of the Secured Obligations of the U.K. Loan Parties) due from the Canadian Loan Parties;

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Third, to interest then due and payable on any Swing Line Loans made under the Canadian Facility;
Fourth, to the principal balance of any Swing Line Loans outstanding under the Canadian Facility until the same has been prepaid in full;
Fifth, to interest then due and payable on Canadian Revolving Loans and other amounts due pursuant to Sections 3.01, 3.04 and 3.05;
Sixth, to the principal balance of any Protective Advances then outstanding under the Canadian Facility;
Seventh, to cash collateralize all L/C Obligations under the Canadian Facility (to the extent not otherwise cash collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Eighth, to the principal balance of Revolving Credit Exposure then outstanding under the Canadian Facility and all Secured Obligations of the Canadian Loan Parties on account of a Noticed Hedge with Secured Parties up to the amount of the Bank Product Reserves in respect thereof, pro rata;
Ninth, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the U.K. Loan Parties, pro rata;
Tenth, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations) due from the U.K. Loan Parties, pro rata;
Eleventh, to interest then due and payable on Revolving Loans under the U.K. Facility, pro rata, and other amounts due pursuant to Sections 3.01, 3.04 and 3.05;
Twelfth, to the principal balance of any Protective Advances then outstanding under the U.K. Facility;
Thirteenth, to cash collateralize all L/C Obligations under the U.K. Facility (to the extent not otherwise cash collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon, pro rata;
Fourteenth, to the principal balance of Revolving Credit Exposure then outstanding under the U.K. Facility, and all Secured Obligations of the U.K. Loan Parties on account of a Noticed Hedge with Secured Parties up to the amount of the Bank Product Reserves in respect thereof, pro rata;
Fifteenth, to all other Secured Obligations (other than Secured Obligations of U.S. Loan Parties) pro rata; and
Sixteenth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Canadian Loan Party or its successors or assigns).
(d)    Any proceeds of U.K. Collateral shall be applied ratably in the following order:

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First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the U.K. Loan Parties;
Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations or the Guaranty by the U.K. Loan Parties of the Secured Obligations of the Canadian Loan Parties) due from the U.K. Loan Parties;
Third, to interest then due and payable on any Swing Line Loans under the U.K. Facility;
Fourth, to the principal balance of any Swing Line Loans outstanding under the U.K. Facility until the same has been prepaid in full;
Fifth, to interest then due and payable on U.K. Revolving Loans and other amounts due pursuant to Sections 3.01, 3.04 and 3.05;
Sixth, to the principal balance of any Protective Advances then outstanding under the U.K. Facility;
Seventh, to cash collateralize all L/C Obligations under the U.K. Facility (to the extent not otherwise cash collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;
Eighth, to the principal balance of Revolving Credit Exposure then outstanding under the U.K. Facility and all Secured Obligations of the U.K. Loan Parties on account of a Noticed Hedge with Secured Parties up to the amount of the Bank Product Reserves in respect thereof, pro rata;
Ninth, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith due from the Canadian Loan Parties, pro rata;
Tenth, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith (other than in respect of Secured Bank Product Obligations) due from the Canadian Loan Parties, pro rata;
Eleventh, to interest then due and payable on Revolving Loans under the Canadian Facility, pro rata, and other amounts due pursuant to Sections 3.01, 3.04 and 3.05;
Twelfth, to the principal balance of any Protective Advances then outstanding under the Canadian Facility;
Thirteenth, to cash collateralize all L/C Obligations under the Canadian Facility (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon, pro rata;

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Fourteenth, to the principal balance of Revolving Credit Exposure then outstanding under the Canadian Facility, and all Secured Obligations of the Canadian Loan Parties on account of a Noticed Hedge with Secured Parties up to the amount of the Bank Product Reserves in respect thereof, pro rata;
Fifteenth, to all other Secured Obligations pro rata (other than any Secured Obligations of U.S. Loan Parties); and
Sixteenth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).
Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in the applicable Security Documents.

ARTICLE IX.
ADMINISTRATIVE AGENT
9.01    Appointment and Authority.
(a)     Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    Without limiting the generality of the foregoing, each Secured Party hereby appoints the Administrative Agent to act as its agent under and in connection with the relevant Collateral and Security Documents, acknowledges that the Administrative Agent is the beneficiary of the debt referred to in the relevant Security Documents and the Administrative Agent will accept the parallel debt arrangements reflected in the relevant Security Documents on its behalf and will enter into the relevant Security Documents as pledgee in its own name.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates and branches may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

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9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed

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by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of the Administrative Agent. (a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, which right shall be subject, if there is no then existing Default or Event of Default, to the consent of the Company (which consent shall not be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral

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security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.
(d)    Any resignation by Bank of America as the Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07    Non-Reliance on the Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, interim receiver, monitor, administrator, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
9.10    Guaranty Matters. Without limiting the provisions of Section 9.09, the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor or Foreign Subsidiary Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor or Foreign Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

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9.11    Appointment of Administrative Agent as Security Trustee for U.K. Security Documents.
Without limiting the provisions of Section 9.01(b), for the purposes of any Liens or Collateral created under any U.K. Security Documents (as defined below), the following additional provisions shall apply, in addition to the provisions set out in Section 9.01 or otherwise hereunder.
(a)    In this Section 9.11, the following terms shall mean:
(i)    “Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.
(ii)    “Charged Property” means the assets of the Loan Parties subject to a Lien under the U.K. Security Documents.
(iii)    “Delegate” means any delegate, agent, attorney or co-trustee appointed by the Administrative Agent (in its capacity as security trustee).
(iv)    “U.K. Security Documents” means each Security Document governed by English law.
(b)    Each Lender (and each Secured Bank Product Provider by entering into to a Secured Bank Product Agreement) hereby appoint the Administrative Agent to hold the security interests constituted by the U.K. Security Documents on trust for such Lender (and Secured Bank Product Provider) on the terms of the Loan Documents and the Administrative Agent accepts such appointment.
(c)    The Administrative Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.
(d)    Nothing in this Agreement constitutes the Administrative Agent as a trustee or fiduciary of, nor shall the Administrative Agent have any duty or responsibility to, any Loan Party.
(e)    The Administrative Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.
(f)    The Administrative Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the U.K. Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.
(g)    The Administrative Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Administrative Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Administrative Agent may determine and with such of the duties, rights, powers and discretions vested in the Administrative Agent by the U.K. Security Documents as may be conferred by the instrument of appointment of such person.

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(h)    The Administrative Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).
(i)    The Administrative Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Administrative Agent.
(j)    Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Administrative Agent (in its capacity as security trustee) under the U.K. Security Documents, and each reference to the Administrative Agent (where the context requires that such reference is to the Administrative Agent in its capacity as security trustee) in the provisions of the U.K. Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.
(k)    Each Lender (and Secured Bank Product Provider) confirms its approval of the U.K. Security Documents and authorizes and instructs the Administrative Agent: (i) to execute and deliver the U.K. Security Documents; (ii) to exercise the rights, powers and discretions given to the Administrative Agent (in its capacity as security trustee) under or in connection with the U.K. Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Administrative Agent (in its capacity as security trustee) on behalf of Lenders and Secured Bank Product Providers under the U.K. Security Documents.
(l)    The Administrative Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.
(m)    Each other Lender (and each Secured Bank Product Provider) confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a U.K. Security Document and accordingly authorizes: (i) the Administrative Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties and the Secured Bank Product Providers; and (ii) the Land Registry (or other relevant registry) to register the Administrative Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.
(n)    Except to the extent that a U.K. Security Document otherwise requires, any moneys which the Administrative Agent receives under or pursuant to a U.K. Security Document as part of any enforcement procedure may be: (a) invested in any investments which the Administrative Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Administrative Agent and any branch of Administrative Agent) on terms that the Administrative Agent may determine, in each case in the name or under the control of the Administrative Agent, and the Administrative Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Secured Parties, and shall pay them to the Secured Parties on demand in accordance with the terms of this Agreement.
(o)    Upon disposition of any of the Charged Property which is permitted under the Loan Documents, the Administrative Agent shall (at the cost of the Loan Parties) execute any release of the U.K. Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Administrative Agent considers desirable.
(p)    The Administrative Agent shall not be liable for:

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(i)    any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a U.K. Security Document;
(ii)    any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a U.K. Security Document;
(iii)    the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or
(iv)    any shortfall which arises on enforcing a U.K. Security Document.
(q)    The Administrative Agent shall not be obligated to:
(i)    obtain any authorization or environmental permit in respect of any of the Charged Property or a U.K. Security Document;
(ii)    hold in its own possession a U.K. Security Document, title deed or other document relating to the Charged Property or a U.K. Security Document;
(iii)    perfect, protect, register, make any filing or give any notice in respect of a U.K. Security Document (or the order of ranking of a U.K. Security Document), unless that failure arises directly from its own gross negligence or willful misconduct; or
(iv)    require any further assurances in relation to a U.K. Security Document.
(r)    In respect of any U.K. Security Document, the Administrative Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.
(s)    In respect of any U.K. Security Document, the Administrative Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack of or inadequacy of any insurance; or (ii) the failure of the Administrative Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Administrative Agent has failed to do so within fourteen (14) days after receipt of that request.
(t)    Every appointment of a successor Administrative Agent under a U.K. Security Document shall be by deed.
(u)    Section 1 of the Trustee Act 2000 (U.K.) shall not apply to the duty of the Administrative Agent in relation to the trusts constituted by this Agreement.
(v)    In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (U.K.) or the Trustee Act 2000 (U.K.), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (U.K.).
(w)    The perpetuity period under the rule against perpetuities if applicable to this Agreement and any U.K. Security Document shall be eighty (80) years from the date of this Agreement.

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9.12    Certain Canadian Matters. Without limiting the generality of the foregoing, in its capacity as the Administrative Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative of the applicable Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Administrative Agent under any related deed of hypothec. In such capacity, the Administrative Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Administrative Agent pursuant to any such deed of hypothec and applicable Law. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Administrative Agent as hypothecary representative of the Secured Parties and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Administrative Agent in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Article IX also constitutes the substitution of the Administrative Agent as hypothecary representative as aforesaid.
ARTICLE X.
MISCELLANEOUS

10.01    Amendments, Etc. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Administrative Agent (with the consent of Required Lenders) and each Loan Party to such Loan Document; provided, however, that
(a)    without the prior written consent of the Administrative Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of the Administrative Agent;
(b)    without the prior written consent of L/C Issuer, no modification shall alter Section 2.03 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of L/C Issuer;
(c)    without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 2.17); or (iii) extend the Maturity Date applicable to such Lender’s Obligations;
(d)    without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 8.03 or this Section; (ii) amend the definition of (A) Borrowing Base or Availability Reserve (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability, (B) Applicable Percentage, (C) Required Lenders or (D) any other provision of this Agreement providing for the consent or other action by all Lenders; (iii) release, or subordinate the Liens created under the Security Documents in all or substantially all Collateral; (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Loan Party from liability for any Obligations; or (v) amend this Section 10.01; and
(e)    without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 8.03.

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In addition to the foregoing, the agreement of Borrowers shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, the Administrative Agent and/or the L/C Issuer as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product Debt shall be required for modification of such agreement, and no Secured Bank Product Provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by the Administrative Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a pro rata basis to all Lenders providing their consent based upon the Applicable Percentages of such Lenders.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic notifications, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Company or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-

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mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.
(d)    Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by the Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.

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All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders, Secured Parties and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Company or the applicable Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out‑of‑pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection

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with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Company. The Company or the applicable Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Company or applicable Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or

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against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(b)(i)(C).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Base Rate (or in the case of the Canadian Facility, the Canadian Prime Rate) from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder

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except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate or branch of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility provided hereunder and any separate revolving credit or term loan facilities provided pursuant to the last paragraph of Section 10.01 on a non-pro rata basis;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and

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is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company’s consent shall not be required during the primary syndication of the credit facility provided herein;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of the L/C Issuer and the consent of the Swing Line Lender shall be required for any assignment.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Company, any Subsidiary of the Company or any Affiliate of a Loan Party or Subsidiary of the Company, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person. As used in this clause (v), “Affiliate” shall mean any Person that (x) directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, or (y) owns or holds, whether directly or indirectly, 5% or more of the Equity Interest of a Loan Party or a Subsidiary of a Loan Party. Notwithstanding anything to the contrary in this Agreement or any Loan Document, an Eligible Assignee owning or holding, whether directly or indirectly, Equity Interest of a Loan Party, which becomes a Lender hereunder (a “Permitted Holder Lender”), shall not have any right whatsoever to (with respect to the portion of the Commitments which it holds) (I) consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of any Loan Document, or otherwise vote on any matter related to any Loan Document (except that, with respect to any amendment or other matter requiring a vote of all Lenders hereunder, the Commitments held by such Permitted Holder Lender (and any Obligation with respect thereto) shall be deemed to have been voted by such Permitted Holder Lender in the same proportion as the allocation of voting with respect to such matter by all Lenders who are not the Permitted Holder Lender), (II) require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to any Loan Document, (III) to attend any meeting with the Administrative Agent or any Lender or receive any information from the Administrative Agent or any Lender, (IV) benefit of any advice provided by counsel to the Administrative Agent or the other Lenders or to challenge the attorney-client privilege of the communications between the Administrative Agent, such other Lenders and such counsel, or (V) to make or bring any claim, in its capacity as a Lender, against the Administrative Agent with respect to the fiduciary duties of the Administrative Agent or a Lender and the other duties and obligations of the Administrative Agent hereunder; except, that, no amendment, modification or waiver to any Loan Document shall, without such Permitted Holder Lender’s consent, deprive any Permitted Holder Lender of its pro rata share of any payments to which the Lenders as a group are otherwise entitled hereunder or otherwise single out, or intentionally discriminate against, the Permitted Holder Lender as such; and provided

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further that, the Applicable Percentage of such Permitted Holder Lender may not exceed 5% in the aggregate.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d)    Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank;

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provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and branches and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a

3775032.13

nonconfidential basis from a source other than the Company. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and

3775032.13

(c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

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(a)    the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN

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DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Joint Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Joint Lead Arrangers nor any Lender has any obligation to the Company, any other Loan

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Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Joint Lead Arrangers nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.18    USA PATRIOT Act and U.K. “Know your customer” checks. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Money Laundering Regulations 2007 (U.K.), Proceeds of Crime Act 2002 (U.K.) and Terrorism Act 2000 (U.K.).
(b)    If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a U.K. Loan Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each U.K. Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other

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similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
(c)    Each Lender shall promptly upon the request of the supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
10.19    Time of the Essence. Time is of the essence of the Loan Documents.
Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no party to any Secured Bank Product Obligation or Swap Obligation that obtains the benefits of Section 8.03, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Bank Product Obligation and Swap Obligations unless the Administrative Agent has received written notice of such Secured Bank Product Obligation or Swap Obligations, together with such supporting documentation as the Administrative Agent may request, from the Administrative Agent, Lender or Affiliate of an Agent or Lender party thereto. Loan Parties and each Lender or Affiliate of Lender at any time providing Bank Products or Cash Management Services authorizes and consents to the disclosure of any information concerning such Bank Products or Cash Management Services to any other Lender or Secured Party at any time and from time to time, provided, that, in no event shall such disclosure be deemed a representation or warranty by the Administrative Agent of the accuracy or completeness of such information.
If the Administrative Agent has ascertained the identity of any Canadian Loan Party or any authorized signatories of any Canadian Loan Party for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-terrorism Laws and “know your client” policies, regulations, laws or rules (such Proceeds of Crime Act and such other anti-terrorism Laws, applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “Canadian AML Legislation”), then the Administrative Agent:
(a)    shall be deemed to have done so as an agent for each Lender to the Canadian Facility and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable Canadian AML Legislation; and
(b)    shall provide to each such Lender, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender of Canadian Revolving Loans agrees that the Administrative Agent has no obligation to ascertain the identity of the Canadian Loan Party or any authorized signatories of the Canadian Loan Party on behalf of any other Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Loan Party or any such authorized signatory in doing so.

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10.20    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender or other Secured Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender or other Secured Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender or other Secured Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or other Secured Party, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender or other Secured Party in such currency, the Administrative Agent or such Lender or other Secured Party, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).
10.21    Collection Allocation Mechanism.     (a)    On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VIII, (ii) the principal amount of each Revolving Loan and L/C Credit Extension denominated in Canadian Dollars, Sterling or Euros shall automatically and without any further action required, be converted into Dollars determined using the Spot Rate calculated as of the CAM Exchange Date, equal to the Dollar Equivalent of such amount and on and after such date all amounts accruing and owed to any Lender in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder and (iii) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that, in lieu of the interests of each Lender in the particular Designated Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Designated Obligation. Each Lender, each Person acquiring a participation from any Lender as contemplated hereunder, and the Borrowers hereby consent and agree to the CAM Exchange. The Borrowers and the Lenders agree from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
(b)    As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective

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CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by paragraph (c) below).
(c)    In the event that, after the CAM Exchange, the aggregate amount of the Designated Obligations shall change as a result of the making of an L/C Credit Extension by the L/C Issuer that is not reimbursed by any Borrower, then (i) each Lender shall, in accordance with Section 2.03, promptly purchase from the L/C Issuer the Dollar Equivalent of a participation in such L/C Credit Extension in the amount of such Lender’s Applicable Percentage of such L/C Credit Extension (without giving effect to the CAM Exchange), (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such L/C Credit Extension and the purchase of participations therein by the applicable Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Designated Obligations and (iii) in the event distributions shall have been made in accordance with paragraph (b) above, the Lenders shall make such payments to one another in Dollars as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each L/C Credit Extension been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Lenders and their successors and assigns in respect of the Designated Obligations held by such Persons and shall be conclusive absent manifest error.
(d)    Nothing in this Section 10.23 shall prohibit the assignment by any Lender of interests in some but not all of the Designated Obligations held by it after giving effect to the CAM Exchange; provided that, in connection with any such assignment, such Lender and its assignee shall enter into an agreement setting forth their reciprocal rights and obligations in the event of a redetermination of the CAM Percentages as provided in the immediately preceding paragraph (c).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written

BORROWERS:

CDI CORP.

By:     /s/ Michael S. Castleman
Name: Michael S. Castleman
Title: Executive Vice President and Chief
Financial Officer

CDI CORPORATION

By:     /s/ Michael S. Castleman
Name: Michael S. Castleman
Title: Executive Vice President and Chief
Financial Officer

CDI-INFRASTRUCTURE, LLC

By:     /s/ Michael S. Castleman
Name: Michael S. Castleman
Title: Vice President

CDI MARINE COMPANY, LLC

By:     /s/ Michael S. Castleman
Name: Michael S. Castleman
Title: Vice President

[Credit Agreement]

MANAGEMENT RECRUITERS INTERNATIONAL, INC.

By:     /s/ Michael S. Castleman
Name: Michael S. Castleman
Title: Vice President

MRI CONTRACT STAFFING, INC.

By:     /s/ Michael S. Castleman
Name: Michael S. Castleman
Title: Vice President

CDI-M&T COMPANY, LLC

By:     /s/ Brian D. Short
Name:     Brian D. Short
Title: Vice President

EDGEROCK TECHNOLOGIES, LLC

By:     /s/ Michael S. Castleman
Name: Michael S. Castleman
Title: Vice President

[Credit Agreement]

CDI ANDERSELITE LIMITED

By:     /s/ Brian D. Short
Name:     Brian D. Short
Title: Director

CDI CORPORATION (INTERNATIONAL) LIMITED

By:     /s/ Michael S. Castleman
Name: Michael S. Castleman
Title: Director

[Credit Agreement]

CDI PROFESSIONAL SERVICES, LTD.

By:     /s/ Michael S. Castleman
Name: Michael S. Castleman
Title: Vice President

MRI CONTRACT STAFFING – CANADA, LTD.

By:     /s/ Michael S. Castleman
Name: Michael S. Castleman
Title: Vice President

[Credit Agreement]

Administrative Agent:

BANK OF AMERICA, N.A., as
Administrative Agent
By: /s/ Polly Hackett____________
Name: Polly Hackett
Title: AVP

Lender:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By: /s/ Polly Hackett____________
Name: Polly Hackett
Title: AVP

3775032.13

Lender:
BANK OF AMERICA, N.A. (acting through its Canada branch), as a Lender, L/C Issuer and Swing Line Lender
By: /s/ Slywia Durkiewicz_________
Name: Slywia Durkiewicz
Title: Vice President

Lender:
BANK OF AMERICA, N.A. (acting through its London branch), as a Lender, L/C Issuer and Swing Line Lender
By: /s/ Lee Masters________
Name: Lee Masters
Title: Senior Vice President

Lender:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ James Fisher_____________
Name: James Fisher
Title: Vice President

Lender:
WELLS FARGO CAPITAL FINANCE CORPORATION CANADA
By: /s/ David G. Phillips______________
Name: David G. Phillips
Title: Senior Vice President
Credit Officer, Canada

3775032.13

Lender:
WELLS FARGO BANK, NATIONAL ASSOCIATION, London Branch
By: /s/ N. B. Hogg__________
Name: N.B. Hogg
Title: Authorised Signatory

Lender:
BANK OF MONTREAL
By: /s/ Sean Gallaway_________
Name: Sean Gallaway
Title: Vice President

Lender:
BANK OF MONTREAL, Chicago
By: /s/ Jason Hoefler________
Name: Jason Hoefler
Title: Director

Lender:
BANK OF MONTREAL, London
By: /s/ Tony Ebdon__/s/_Lisa Rodriguez_______
Name: Tony Ebdon Lisa Rodriguez
Title: Managing Director MD

3775032.13